Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ADVENT SOFTWARE, INC.,

BIRDIE ACQUISITION LLC,

BLACK DIAMOND PERFORMANCE REPORTING, LLC,

AND, WITH RESPECT TO ARTICLE VII, ARTICLE VIII AND ARTICLE IX ONLY,

REED COLLEY,

AS THE SECURITYHOLDERS’ REPRESENTATIVE,

AND

U.S. BANK NATIONAL ASSOCIATION,

AS ESCROW AGENT

Dated as of May 12, 2011

i

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Employment Agreement
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Form of Voting Agreement
Exhibit D-1	Form of Member Written Consent
Exhibit D-2	Company Support Members
Exhibit E	Form of Joinder Agreement
Exhibit F	Form of Certificate of Merger
Exhibit G	Form of Limited Liability Company Agreement
Exhibit H	Form of Manager and Officer Resignation
Exhibit I	Form of Legal Opinion of Counsel to the Company
Exhibit J	Description of Money Market Account

Schedules

Disclosure Schedule
Schedule 1.6(a)(iv)	Bonus Plan Employees Not Subject to Escrow
Schedule 1.6(a)(xvi)	Employees Holding Company Small-lot Options
Schedule 1.6(a)(xxxv)	Key Future Employees
Schedule 1.6(a)(xxxvi)	Individuals covered by “Knowledge”
Schedule 2.14(h)(ii)-1	Employee Proprietary Information Agreement
Schedule 2.14(h)(ii)-2	Consultant Proprietary Information Agreement
Schedule 4.3	Designated Individuals
Schedule 5.9(b)	Terminated Agreements
Schedule 5.10(e)	New Employment Benefits
Schedule 5.12	Spreadsheet
Schedule 5.13	Liens
Schedule 6.2(h)	Third Party Consents
Schedule 6.2(i)	Employment Agreements
Schedule 6.2(k)	Indebtedness
Schedule 7.2(a)(x)	Other Indemnity Matters

INDEX OF DEFINED TERMS

Term	Section
2011 Bonus Plan	1.6(a)(i)
401(k) Fees	5.10(d)
401(k) Plan	5.10(d)
A/R Schedule	2.10(a)
Acquisition Proposal	4.2(a)
Action	1.6(a)(ii)
Action of Divestiture	5.1
Affiliate	1.6(a)(iii)
Agent Indemnification Expenses	7.5(d)(vii)
Agent Interpleader Expenses	7.5(d)(vi)
Agreed-Upon Loss	7.6(c)(v)
Agreement	Preamble
Allocation	5.15(a)(ii)
Anti-Corruption and Anti-Bribery Laws	1.6(a)(iv)
Balance Sheet Date	2.6
Business Day	1.6(a)(vii)
Certificate of Merger	1.2
Change in Control Payments	1.6(a)(viii)
Change of Control Agreement	2.22(l)
Change of Control Benefits	2.22(l)
Change of Control Trigger	2.22(l)
Charter Documents	2.1(a)
Claim Date	7.6(a)(i)
Closing	1.2
Closing Date	1.2
Closing Financials	6.2(m)
COBRA	2.22(b)(ii)
Code	1.6(a)(ix)
Company	Preamble
Company Authorizations	2.17
Company Class A Preferred Units	1.6(a)(x)
Company Class B Preferred Units	1.6(a)(xi)
Company Class C Units	1.6(a)(xii)
Company Common Units	1.6(a)(xiii)
Company Employee Plan	2.22(b)(i)
Company Employees	6.2(i)(ii)
Company Form Agreements	2.14(a)
Company Intellectual Property Rights	2.14(a)
Company Material Adverse Effect	1.6(a)(xiv)
Company Options	1.6(a)(xv)
Company Products and Services	2.14(a)
Company Registered Intellectual Property	2.14(b)(i)
Company Services	2.14(m)(i)
Company Sites	2.14(m)(i)
Company Support Members	Recitals
Company Units	1.6(a)(xvi)
Company Warrants	1.6(a)(xviii)
Confirmatory Assignment	5.10(a)

v

INDEX OF DEFINED TERMS

(Continued)

Term	Section
Conflict	2.4
Consultant	2.22(b)(iii)
Consultant Proprietary Information Agreement	2.14(h)(i)
Contaminants	2.14(l)(iv)
Continuing Employee	1.6(a)(xix)
Contract or Contracts	2.4
Court	1.6(a)(xx)
Current Balance Sheet	2.6
Delaware Law	1.1
Disclosure Schedule	Article II
Dissenting Unit Payments	1.7(c)
Dissenting Units	1.7(a)
DOJ	2.5
DOL	2.22(b)(iv)
Effect	1.6(a)(xiv)
Effective Time	1.2
Electronic Delivery	9.3
Employee	2.22(b)(v)
Employee Agreement	2.22(b)(vi)
Employee Proprietary Information Agreement	2.14(h)(ii)
Employment Agreement	Recitals
Environmental Laws	2.20(b)
Equipment	2.13(g)
Equity Units	5.16
ERISA	2.22(b)(vii)
ERISA Affiliate	2.22(b)(viii)
Escrow Agent	Preamble
Escrow Amount	1.6(a)(xxi)
Escrow Fund	7.5(a)
Escrow Period	7.5(b)
Estimated Transaction Expenses	1.6(a)(xxii)
Excess Transaction Expenses	5.11(a)
Exchange Act	1.6(a)(xxiii)
Exchange Documents	1.8(c)(i)
Expense Escrow Account	7.8
Expense Escrow Agent	7.8
Expense Escrow Agreement	7.8
Expense Escrow Amount	1.6(a)(xxiv)
Export and Import Approvals	1.6(a)(xxi)
Export and Import Control Laws	1.6(a)(xxii)
Financials	2.6
Florida Law	1.1
Florida LLC Act	1.7(c)
FMLA	2.22(b)(ix)
FTC	2.5
Fully Diluted Units	1.6(a)(xxvii)
Fundamental Representations	7.1
GAAP	1.6(a)(xxviii)
Government Contract	1.6(a)(xxix)

INDEX OF DEFINED TERMS

(Continued)

Term	Section
Governmental Entity	1.6(a)(xxx)
Governmental Official	1.6(a)(xxxi)
Hazardous Material Activity	2.20(b)
Hazardous Materials	2.20(b)
HIPAA	2.22(b)(x)
HSR Act	1.6(a)(xxxii)
Inbound License Agreements	2.14(a)
Indebtedness	1.6(a)(xxxiii)
Indemnified Party or Indemnified Parties	7.2(a)
Indemnifying Party or Indemnifying Parties	7.2(a)
Intellectual Property	2.14(a)
Intellectual Property Rights	2.14(a)
Interest	1.6(a)(xxxiv)
Interim Financials	2.6
International Employee Plan	2.22(b)(xi)
IRS	2.22(b)(xii)
JAMS	7.6(c)(iii)
Joinder Agreement	5.2(e)
Key Future Employees	1.6(a)(xxxv)
Knowledge	1.6(a)(xxxvi)
Law	1.6(a)(xxxvii)
Lease Agreements	2.13(c)
Leased Real Property	2.13(b)
Liabilities	1.6(a)(xxxix)
Lien	1.6(a)(xl)
Loss or Losses	7.2(a)
Manager	2.22(b)(xiii)
Material Contract or Material Contracts	2.15(b)
Member	1.6(a)(xli)
Member Written Consent	Recitals
Merger	Recitals
Merger Consideration	1.6(a)(xlii)
Non-Competition Agreement	Recitals
Nondisclosure Agreement	5.5
Oasis	2.22(a)
Objection Deadline	7.6(b)(i)
Objection Notice	7.6(b)(i)
Officer’s Certificate	7.6(a)(i)
Open Source License	2.14(a)
Open Source Materials	2.14(a)
Operating Agreement	2.1(a)
Option Communications	1.6(c)(ii)
Optionholder	1.6(a)(xliii)
Oral Arrangements	2.15(e)
Order	1.6(a)(xliv)
Outbound License Agreement	2.14(a)
Parent	Preamble
Paying Agent	1.8(a)
Pension Plan	2.22(b)(xiv)

INDEX OF DEFINED TERMS

(Continued)

Term	Section
Per Unit Consideration	1.6(a)(xlv)
Person	1.6(a)(xlvi)
Personally Identifiable Information	2.14(m)(i)
Plan	1.6(a)(xlvii)
Pre-Closing Tax Period	1.6(a)(xlviii)
Pre-Closing Taxes	1.6(a)(xlix)
Pro Rata Portion	1.6(a)(l)
Property Taxes	1.6(a)(li)
Proprietary Information	5.5
PTO	2.14(b)(vi)
Registered Intellectual Property	2.14(a)
Related Agreements	1.6(a)(lii)
Requisite Member Vote	1.6(a)(liii)
Returns	2.11(b)(i)
RSUs	5.16
Section 409A	2.11(c)(i)
Securityholder	1.6(a)(liv)
Securityholders’ Representative	Preamble
Securityholders’ Representative Expenses	7.7(b)
Severance Plan	5.10(d)
Software	2.14(a)
Soliciting Materials	5.2(b)
Source Code	2.14(a)
Spreadsheet	5.12
SSARs	5.16
Standard Contract	2.14(a)
Statement of Expenses	5.11(a)
Survival Date	7.1
Surviving Company	1.1
Tax or Taxes	2.11(a)
Technology	2.14(a)
Terminated Agreements	5.9(b)
Third-Party Claim	7.6(d)
Threshold Amount	7.3(h)
Total Outstanding Voting Units	1.6(a)(lvii)
Transaction Expenses	1.6(a)(lviii)
Transaction Payroll Taxes	1.6(a)(lii)
Unitholder	1.6(a)(lx)
Unresolved Claims	7.5(b)
Voting Agreement	Recitals
Year-End Financials	2.6

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 12, 2011 by and among Advent Software, Inc., a Delaware corporation (“Parent”), Birdie Acquisition LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), Black Diamond Performance Reporting, LLC, a Florida limited liability company (the “Company”), and, with respect to Article VII, Article VIII and Article IX only, Reed Colley, as exclusive representative of the Indemnifying Parties (as defined herein) (the “Securityholders’ Representative”), and U.S. Bank National Association, as escrow agent (the “Escrow Agent”).

RECITALS

A.                                   The Boards of Directors or Managers of each of Parent, Merger Sub and the Company believe that it is advisable and in the best interests of each corporation or limited liability company, as the case may be, and its respective stockholders and members that Parent acquire the Company through the statutory merger of the Company with and into the Merger Sub (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.

B.                                     Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the outstanding Company Interests and Company Options shall be converted into the right to receive the consideration set forth herein.

C.                                     A portion of the consideration otherwise payable by Parent in connection with the Merger shall be deposited by Parent into an escrow account as partial security for the indemnification obligations set forth in this Agreement.

D.                                    The Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

E.                                      As a material inducement to Parent and Merger Sub to enter into this Agreement, concurrent with the execution and delivery of this Agreement, each of the Key Future Employees shall have executed (i) an “at-will” employment letter, in substantially the form attached hereto as Exhibit A (each such agreement, an “Employment Agreement”), with Parent to be effective as of the Effective Time and (ii) a non-competition and non-solicitation agreement in substantially the form attached hereto as Exhibit B (each such agreement, a “Non-Competition Agreement”) with Parent to be effective as of the Effective Time.

F.                                      Concurrent with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Company Support Members have entered into a Voting Agreement dated as of the date hereof and in the form attached hereto as Exhibit C (the “Voting Agreement”) pursuant to which each such Company Support Member has agreed to vote in favor of approval of this Agreement and the transactions contemplated hereby and to take certain other actions in furtherance of the consummation of the Merger upon the terms and subject to the conditions set forth in the Voting Agreement.

G.                                     Promptly after the execution and delivery of this Agreement, but in no event later than twenty-four hours thereafter, and as a material inducement to Parent and Merger Sub to enter into this Agreement, the Company shall obtain and deliver to Parent a true, correct and complete copy of an action by written consent of members, evidencing the approval of this Agreement and the transactions contemplated hereby, in the form attached hereto as Exhibit D-1 (the “Member Written Consent”), signed by each of the persons and entities identified on Exhibit D-2 (the “Company Support Members”).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1                                 The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Florida Statutes (“Florida Law”) and the Delaware Limited Liability Company Act (“Delaware Law”), the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving company and as a wholly owned subsidiary of Parent.  The surviving company after the Merger is sometimes referred to hereinafter as the “Surviving Company.”

1.2                                 Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) will take place on the first day of the month following the satisfaction or waiver of the conditions set forth in Article VI (except for those conditions to be satisfied at and as of the Closing, but subject to the satisfaction of those conditions) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another time or place is mutually agreed upon in writing by Parent and the Company.  The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (or like instrument) in substantially the form attached hereto as Exhibit F (the “Certificate of Merger”) with the Secretary of State of the State of Florida in accordance with the applicable provisions of Florida Law and with the Secretary of State of the State of Delaware in accordance with the applicable provisions of Delaware Law (the later of the time of acceptance by the Secretary of State of the State of Florida or by the Secretary of State of the State of Delaware of the Certificate of Merger shall be referred to herein as the “Effective Time”).

1.3                                 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of Delaware Law and Florida Law.  Without limiting the generality of the foregoing, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

1.4                                 Certificate of Formation and Limited Liability Company Agreement.

(a)                                  Certificate of Formation.  Unless otherwise determined by Parent prior to the Effective Time, the certificate of formation of the Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company, until thereafter amended in accordance with Delaware Law and as provided in such certificate of formation.

(b)                                 Limited Liability Company Agreement.  Unless otherwise determined by Parent prior to the Effective Time, the limited liability company agreement of the Surviving Entity at the Effective Time shall read in its entirety as set forth on Exhibit G.

1.5                                 Managers and Officers.

(a)                                  Managers of the Surviving Company.  Unless otherwise determined by Parent prior to the Effective Time, the managers of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Company immediately after the Effective Time, each to hold the office of a manager of the Surviving Company in accordance with the provisions of Delaware Law and the certificate of formation and limited liability company agreement of the Surviving Company until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

(b)                                 Officers of the Surviving Company.  Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company immediately after the Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving Company.

1.6                                 Effect of Merger on the Capital Stock of Merger Sub and Interests in the Company.

(a)                                  Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)                                                       “2011 Bonus Plan” shall mean the Company’s 2011 Bonus Plan, as in effect as of the date hereof.

(ii)                                                    “Action” shall mean any private or governmental action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, investigation, audit, hearing, complaint, demand or other proceeding to, from, by or before any arbitrator, or Governmental Entity.

(iii)                                                 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person, or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

(iv)                                                “Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any applicable United States or foreign anti-corruption or anti-bribery laws or regulations.

(v)                                                   “Bonus Plan Employee” shall mean an Employee entitled to receive, immediately before the Effective Date, payments under the 2011 Bonus Plan.

(vi)                                                “Bonus Plan Escrow Amount” shall mean, with respect to each Bonus Plan Employee, other than the Bonus Plan Employees set forth on Schedule 1.6(a)(vi), their Pro-Rata Portion of the Escrow Fund and the Expense Escrow Account, calculated in accordance with the provisions of Sections 1.6(a)(l)(aa) and (bb).

(vii)                                             “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California or Jacksonville, Florida are authorized or obligated by Law to close.

(viii)                                          “Change in Control Payments” shall mean (A) any severance, retention, bonus or other similar payment to any Person under any Contract or the Plan, other than the 2011 Bonus Plan, (B) any cancellation or forgiveness of Indebtedness, or (C) any increase of any benefits otherwise payable by the Company in each case of the foregoing clauses (A) and (B), inclusive, that are payable or become effective as a result of the execution and delivery of this Agreement by the Company or the consummation of any of the transactions contemplated hereby.

(ix)                                                  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(x)                                                     “Company Class A Preferred Units” shall mean the Class A Preferred Units of the Company.

(xi)                                                  “Company Class B Preferred Units” shall mean the Class B Preferred Units of the Company.

(xii)                                               “Company Class C Units” shall mean the Class C Units of the Company.

(xiii)                                            “Company Common Units” shall mean the Common Units of the Company.

(xiv)                                           “Company Material Adverse Effect” shall mean any change, effect, development, circumstance, change of facts, condition, occurrence or event (each, an “Effect”) that, individually or in the aggregate taken with all other Effects, (A) is or could reasonably be expected to be materially adverse to the capitalization, business, operations, assets (whether tangible or intangible), liabilities, financial condition or results of operations of the Company, or (B) that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following Effects, alone or in combination with any other Effects, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has or will be, a Company Material Adverse Effect: (1) general economic, market or political conditions (including acts of terrorism or war) provided that such conditions do not affect the Company disproportionately; (2) any changes (after the date hereof) in GAAP or applicable Law; (3) any occurrence or occurrences relating to the industry in which the Company operates, provided that such conditions do not affect the Company disproportionately; or (4) any adverse effect (including any loss of or adverse change in the relationship of the Company with its customers, partners or similar relationships, or loss of or adverse change in any employee relationship but expressly excluding data provider suppliers) directly resulting from the public announcement or pendency of the transactions contemplated by this Agreement.

(xv)                                              “Company Options” shall mean all issued and outstanding options (including Company Warrants and commitments to grant options) to purchase or otherwise acquire Company Units (whether or not vested) held by any Employee, Consultant, Manager or advisor of the Company.

(xvi)                                           “Company Small-lot Options” shall mean the Company Options held by the Employees set forth on Schedule 1.6(a)(xvi).

(xvii)                                        “Company Units” shall mean the Company Common Units, the Company Class A Preferred Units, the Company Class B Preferred Units and the Company Class C Units.

(xviii)                                     “Company Warrants” shall mean all issued and outstanding warrants to purchase or otherwise acquire Company Class C Units under that certain Warrant Agreement dated as of December 3, 2009 by and between the Company and C. David Welling.

(xix)                                             “Continuing Employee” shall mean each Employee who (A) receives and accepts an offer of at-will employment (which offer of employment is not for a transitional period ending within a specified or estimated time period after the Effective Time) from Parent or any of its subsidiaries prior to the Effective Time, and (B) is an employee of Parent or any of its subsidiaries immediately following the Effective Time.

(xx)                                                “Court” shall mean any court or arbitration tribunal of the United States, any domestic state or any foreign country, and any political subdivision or agency thereof.

(xxi)                                             “Escrow Amount” shall mean an amount of cash equal to $7,000,000.

(xxii)                                          “Estimated Transaction Expenses” shall mean the amount of Transaction Expenses (both paid and unpaid) incurred or expected to be incurred by the Company or any other Person (for which the Company may pay or reimburse others or may otherwise be obligated to pay or reimburse others or may be or may become liable) as of the Closing Date as estimated by the Company in good faith and based on reasonable assumptions, as set forth on the Statement of Expenses.

(xxiii)                                       “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(xxiv)                                      “Expense Escrow Amount” shall mean the amount of cash equal to $150,000.

(xxv)                                         “Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings, from or with any Governmental Entity, that are required for compliance with Export and Import Control Laws.

(xxvi)                                      “Export and Import Control Laws” shall mean any U.S. or applicable non-U.S. Law, regulation, or Order governing (A) imports, exports, reexports, or transfers of products, services, software, or technologies from or to the United States or another country; (B) any release of technology or software in any foreign country or to any foreign person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (C) economic sanctions or embargoes; or (D) compliance with unsanctioned foreign boycotts.

(xxvii)                                   “Fully Diluted Units” shall mean a number equal to (without duplication) (A) the aggregate number of Company Common Units, Company Class A Preferred Units, Company Class B Preferred Units and Company Class C Units that are outstanding as of immediately prior to the Effective Time, plus (B) the maximum aggregate number of Company Class C Units issuable upon full exercise of all Company Options, and all other securities that are convertible into, or exercisable or exchangeable for, Company Class C Units, in each case calculated on a fully diluted basis, that are outstanding as of immediately prior to the Effective Time.

(xxviii)                                “GAAP” shall mean United States generally accepted accounting principles consistently applied.

(xxix)                                        “Government Contract” shall mean (A) any Contract bid on, solicited, or entered into by or on behalf of the Company with a Governmental Entity, or (B) any Contract or subcontract bid on, solicited, or entered into by or on behalf of the Company, which, by its terms, relates to a Contract to which a Governmental Entity is a party.

(xxx)                                           “Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any Court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(xxxi)                                        “Governmental Official” shall mean any person elected to a position in, appointed to a position with or otherwise employed by any transnational, domestic or foreign, federal, state or local, Governmental Entity, department, Court, agency or official, including any political subdivision thereof (including public universities and hospitals).

(xxxii)                                     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(xxxiii)                                  “Indebtedness” shall mean all liabilities and obligations, including any applicable penalties (including with respect to any prepayment thereof), interest and premiums, without duplication, (A) for borrowed money; (B) evidenced by notes, bonds, debentures, letters of credit or similar instruments; (C) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business); (D) for all net obligations under interest rate swap agreements, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect any Person against fluctuations in interest rates; (E) under capital leases; or (F) in the nature of guarantees of the obligations described in clauses (A) through and (E), inclusive, above of any other Person.

(xxxiv)                                 “Interest” in the Company shall mean the entire ownership interest of a Member or a Unitholder in the Company.

(xxxv)                                    “Key Future Employees” shall mean the Employees identified on Schedule 1.6(a)(xxxv) hereto.

(xxxvi)                                 “Knowledge” shall mean the knowledge of the persons identified on Schedule 1.6(a)(xxxvi), and, except in the case of non-Employee Managers, the knowledge that such persons would be reasonably expected to have if such persons had, in light of the facts and circumstances, made reasonable inquiry of all relevant Employees and Consultants.

(xxxvii)                              “Law” shall mean any federal, state, local, non-U.S. or other law (statutory, common or otherwise), statute, constitution, treaty, convention, ordinance, equitable principle, code, edict, decree, rule, Order, requirement, regulation, executive order or other similar authority issued, enacted, adopted, promulgated, implemented, applied or otherwise put into legal effect by or under the authority of any Governmental Entity, each as amended and now in effect.

(xxxviii)                           “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

(xxxix)                                   “Liabilities” shall mean all Indebtedness, liabilities, obligations and Taxes, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Law, Action or Order and those arising under any Contract, excluding in all cases the performance obligations thereunder.

(xl)                                                  “Lien” shall mean any lien, pledge, charge, claim, mortgage, restriction on transfer, security interest or other encumbrance of any sort.

(xli)                                               “Member” shall mean any Person admitted to the Company as a member pursuant to the terms and conditions of the Operating Agreement.

(xlii)                                            “Merger Consideration” shall mean an amount of cash equal to $73,000,000 minus the sum of (1) the amount of all Change of Control Payments in excess of (A) $500,000 minus (B) Transaction Payroll Taxes, if any, (2) the amount of Transaction Expenses set forth in the Statement of Expenses and (3) the amount of the 2011 Bonus Plan.

(xliii)                                         “Optionholder” shall mean any holder of any Company Options immediately prior to the Effective Time.

(xliv)                                        “Order” shall mean any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, approval, award, judgment, injunction or other similar determination or finding issued, granted or made by any Governmental Entity.

(xlv)                                           “Per Unit Consideration” shall mean the amount obtained by dividing (A) the Merger Consideration by (B) the Fully Diluted Units.

(xlvi)                                        Person shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency, or political subdivision thereof).

(xlvii)                                     “Plan” shall mean the Company’s 2007 Unit Option Plan dated January 1, 2007.

(xlviii)                                  “Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or before the Closing Date.

(xlix)                                          “Pre-Closing Taxes” shall mean all Taxes of the Company attributable to a Pre-Closing Tax Period, including Transaction Payroll Taxes.  In the case of any taxable period that includes but does not end on the Closing Date (each, a “Straddle Period”), the Taxes of the Company other than Property Taxes so attributable to the Pre-Closing Tax Period shall be computed as if the Company had sold its assets to Parent for cash on the Closing Date and liquidated immediately thereafter and the Property Taxes imposed upon the Company allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period.

(l)                                                       “Pro Rata Portion” shall mean, with respect to each Unitholder (other than a Unitholder holding Dissenting Units who does not effectively withdraw or lose such Unitholder’s dissenter’s rights as contemplated by Section 1.7(b)) or Optionholder, an amount equal to the quotient obtained by dividing (A) the cash consideration payable pursuant to Sections 1.6(b) and 1.6(c)(i) to such Unitholder or Optionholder (including any amounts deposited into the Escrow Fund and the Expense Escrow Account pursuant to this Agreement), by (B) the aggregate cash consideration payable pursuant to Sections 1.6(b) and 1.6(c)(i) to all Unitholders (other than any Unitholders holding Dissenting Units who do not effectively withdraw or lose such Unitholders’ dissenters’ rights as contemplated by Section 1.7(b)) and Optionholders (including any amounts deposited into the Escrow Fund and the Expense Escrow Account pursuant to this Agreement); provided that, notwithstanding anything contained in this Section 1.6(a)(l) to the contrary, for purposes of determining the amount deposited in the Escrow Fund and the Expense Escrow Account, the calculation of the Pro Rata Portion shall (aa) exclude from the amount included in Subsection (B) immediately above, the aggregate amount of the Small-lot Optionholders’ Payments, and (bb) include in the amount included in Subsection (B) immediately above, the aggregate cash consideration payable to the Bonus Plan Employees pursuant to Section 5.14(b) (including any amounts deposited into the Escrow Fund  and the Expense Escrow Account pursuant to this Agreement).

(li)                                                    “Property Taxes” shall mean any real, personal or intangible property Taxes.

(lii)                                                 “Related Agreements” shall mean the Nondisclosure Agreement and Certificate of Merger.

(liii)                                              “Requisite Member Vote” shall mean the affirmative vote of the holders of at least 95% of the outstanding Company Common Units, Class A Preferred Units and Class B Preferred Units, voting together as a single class.

(liv)                                             “Securityholder” shall mean any holder of Company Units, Company Options or other securities that are convertible into or exercisable or exchangeable for, securities of the Company immediately prior to the Effective Time.

(lv)                                                “Small-lot Optionholders” shall mean any holder of Company Small-lot Options immediately prior to the Effective Time.

(lvi)                                             “Small-lot Optionholders’ Payment” shall mean an amount payable to each Small-lot Optionholder as an Optionholder pursuant to the terms of this Agreement.

(lvii)                                          “Total Outstanding Voting Units” shall mean a number equal to the aggregate number of Company Common Units, Company Class A Preferred Units and Company Class B Preferred Units that are outstanding as of immediately prior to the Effective Time.

(lviii)                                       “Transaction Expenses” shall mean (i) all fees, costs and expenses, whether or not paid, including any and all legal, accounting, consulting, investment banking, financial advisory, and brokerage fees, costs and expenses, incurred by the Company, or any other Person (for which the Company may pay or reimburse others or may otherwise be obligated to pay or reimburse others or may be or may become liable) in connection with this Agreement, the Merger or any of the transactions contemplated hereby and (ii) any and all fees, costs and expenses relating to or arising from obtaining or maintaining any tail or runoff insurance policy for the Company’s managers’ and officers’ insurance.

(lix)                                               “Transaction Payroll Taxes” shall mean the employer portion of any employment or payroll Taxes attributable to or imposed on any payment in connection with the transactions contemplated by this Agreement, including but not limited to the Change in Control Payments and the cash-out of Company Options, whether payable by Parent or the Company.

(lx)                                                  “Unitholder” shall mean any holder of any Company Units immediately prior to the Effective Time.

(b)                                 Effect on Company Units.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of Company Units, each Company Unit (excluding, for the avoidance of doubt, Dissenting Units, which shall be treated as provided for in Section 1.7, and Company Options, which shall be treated as provided for in Section 1.6(c)) issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, including the escrow provisions set forth in Article VII, will be cancelled and extinguished and will be converted automatically into the right to receive, upon submission of the Exchange Documents in the manner provided in Section 1.8, the Per Unit Consideration (it being understood that for purposes of calculating the amount issuable to each Unitholder pursuant to this Section 1.6(b), all Company Units held by each Unitholder shall be aggregated).

(c)                                  Effect on Company Options.

(i)                                                       Effect on Company Options.  Parent shall not assume any Company Options, and at the Effective Time each Company Option outstanding immediately prior to the Effective Time shall become immediately vested and shall, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and shall become a right to receive an amount in cash, without interest, equal to (A) the excess, if any, of (x) the amount of cash equal to the Per Unit Consideration over (y) the exercise price per unit attributable to such Company Option, multiplied by (B) the total number of Company Class C Units issuable upon exercise in full of such Company Option.  The payment of any amounts pursuant to this Section 1.6(c)(i) will be subject to withholdings for all applicable Taxes and, except for the Company Small-lot Options, will be subject to the escrow provisions set forth in Article VII.

(ii)                                                    Necessary Actions.  Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 1.6(c) under all Company Option agreements and all agreements related to Company Class C Units, including, as applicable, adopting all resolutions, delivering all required notices, and taking any other actions that are necessary or appropriate to effectuate this Section 1.6(c), including having obtained the agreement by the Optionholders, other than the Small-lot Optionholders, to the escrow and indemnification obligations of the Optionholder set forth in Article VII, the deposit of the Escrow Amount into the Escrow Fund as contemplated by Section 1.8(b), to the appointment of Reed Colley as Securityholders’ Representative under and as defined in this Agreement, and to the deposit of the Expense Escrow Amount into the Expense Escrow Account as contemplated by Section 7.7(c).  Any notices, consents or other communications to holders of Company Options will be subject to the review and approval of Parent, which shall not be unreasonably withheld, conditioned or delayed, and are referred to herein collectively as the “Option Communications.”

(d)                                 Withholding Taxes.  The Company, Parent, the Surviving Company, the Paying Agent and the Escrow Agent, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax Law or under any applicable Law, and to request and be provided any necessary Tax forms, including a valid IRS Form W-9 or the appropriate version of Form W-8, as applicable, and any similar information.  To the extent that any payment to any Person is not reduced by such deductions or withholdings, such Person shall indemnify Parent and its Affiliates (including, after the Effective Time, the Surviving Company) for any amounts imposed by and required to be paid over to any Taxing Authority with respect to any such Taxes, together with any costs and expenses relating thereto (including reasonable attorneys’ fees and costs of investigation).  To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e)                                  Effect on Capital Stock of Merger Sub.  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Company.  Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of common stock of the Surviving Company.

1.7                                 Dissenting Units.

(a)                                  Notwithstanding any other provisions of this Agreement to the contrary, any Common Units, Class A Preferred Units or Class B Preferred Units held by a Member who has not effectively withdrawn or lost such Member’s appraisal, dissenters’ or similar rights with respect to such units under Florida Law (collectively, the “Dissenting Units”) shall not be converted into or represent a right to receive the applicable portion of the Merger Consideration set forth in Section 1.6, but the holder thereof shall only be entitled to such rights as are provided by Florida Law.

(b)                                 Notwithstanding the provisions of Section 1.7(a), if any holder of Dissenting Units shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights under Florida Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s units shall automatically be converted into and represent only the right to receive the applicable portion of the Merger Consideration set forth in Section 1.6, without interest thereon, and subject to the provisions of Section 7.5, upon submission of the Exchange Documents.

(c)                                  The Company shall comply with the applicable requirements under Sections 608.4351-608.43595 of the Florida Limited Liability Company Act (the “Florida LLC Act”) under Florida Law.  The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the Florida LLC Act and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.  Notwithstanding the foregoing, to the extent that Parent, the Surviving Company or the Company (A) makes any payment or payments in respect of any Dissenting Units in excess of the consideration that otherwise would have been payable in respect of such units in accordance with this Agreement, or (B) incurs any Losses (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Units (excluding payments for such units) ((A) and (B) together, “Dissenting Unit Payments”), Parent shall be entitled to recover under the terms of Article VII the amount of such Dissenting Unit Payments.

1.8                                 Surrender of Company Units.

(a)                                  Paying Agent.  U.S. Bank National Association shall serve as the paying agent (the “Paying Agent”) for the Merger.

(b)                                 Parent to Provide Consideration.  On the Closing Date, Parent shall make available to the Paying Agent for exchange in accordance with this Article I that portion of the Merger Consideration payable pursuant to Section 1.6; provided, however, that Parent shall deposit into the Escrow Fund and the Expense Escrow Account, amounts of cash equal to the Escrow Amount and the Expense Escrow Amount, respectively, out of the aggregate Merger Consideration otherwise payable to the Unitholders and Optionholders pursuant to Section 1.6.  Parent shall be deemed to have deposited each Unitholder’s and Optionholder’s Pro Rata Portion of the Escrow Amount and the Expense Escrow Amount into the Escrow Fund and the Expense Escrow Account, respectively, at such time, rounded to the nearest cent.

(c)                                  Exchange Procedures.

(i)                                                       The parties hereby acknowledge that the Company Units are not certificated.  As soon as practicable, but in no event more than three Business Days following the Closing Date, Parent or the Paying Agent shall mail a letter of transmittal in Parent’s standard form to each Unitholder at the address set forth opposite each Unitholder’s name on the Spreadsheet.  After receipt of such letter of transmittal and any other documents that Parent or the Paying Agent may reasonably require in order to effect the exchange of Company Units for the payments set forth in Section 1.6(b) (the “Exchange Documents”), the Unitholders will submit duly completed and validly executed Exchange Documents to the Paying Agent.  Parent shall submit a copy of the proposed Exchange Documents to the Company for review at least three Business Days prior to the Closing Date.  Upon submission of such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto to the Paying Agent, or such other agent or agents as may be appointed by Parent, the applicable Unitholder shall be entitled to receive from the Paying Agent in exchange therefor the cash payment, without interest, to which such holder is entitled pursuant to Section 1.6 (less the Pro Rata Portion of the cash to be deposited in the Escrow Fund  and the Expense Escrow Account pursuant to Section 1.8(b) and Article VII).  No portion of the Merger Consideration will be paid with respect to Company Units until the holder of record of such units shall submit such Exchange Documents pursuant hereto.

(ii)                                                    On or prior to the Closing Date, Parent shall make available to the Company or the Surviving Company, as applicable, for exchange in accordance with this Article I that portion of the Merger Consideration payable pursuant to Section 1.6 in exchange for outstanding Company Options.  Promptly following the Closing Date, and upon receipt by the Surviving Company or Parent, as applicable, of Option Communications, each holder delivering such Option Communications shall be entitled to receive from the Surviving Company or Parent, as applicable, the cash payment, without interest, to which such holder is entitled pursuant to Section 1.6 (less the Pro Rata Portion of the cash to be deposited in the Escrow Fund and the Expense Escrow Account pursuant to Section 1.8(b) and Article VII).  Notwithstanding anything to the contrary in this Agreement, Parent shall be entitled to withhold or cause to be withheld that portion of the Merger Consideration payable in respect of Company Options and Parent (or the Surviving Company) shall distribute, or cause to be distributed, such portion of the Merger Consideration (less the Pro Rata Portion of the cash to be deposited in the Escrow Fund and the Expense Escrow Account pursuant to Section 1.8(b) and Article VII) to the holders of Company Options (including by means of a payroll processor) upon receipt by Parent (or the Surviving Company) of the Option Communications (in each case, less any applicable Tax withholding).

(d)                                 No Liability.  Notwithstanding anything to the contrary in this Section 1.8, neither the Paying Agent, the Surviving Company nor any party hereto shall be liable to a holder of Company Units for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)                                  Paying Agent to Return Undistributed Consideration.  All funds held from time to time by the Paying Agent pursuant to this Section 1.8 shall be invested by the Paying Agent as directed by Parent pending payment thereof by the Paying Agent to the Unitholders in accordance with the terms hereof.  All interest and other earnings from any investment of funds held from time to time by the Paying Agent pursuant to this Section 1.8 shall be the sole and exclusive property of Parent, and no part of such interest or other earnings shall accrue to or for the benefit of any Unitholders.  At any time following the six month anniversary of the Closing Date, Parent shall be entitled to require the Paying Agent to deliver to Parent or its designated successor or assign all cash amounts that have been deposited with the Paying Agent pursuant to this Agreement, and any and all interest thereon or other income or proceeds thereof, not disbursed to the Unitholders pursuant to this Agreement, and thereafter the Unitholders shall be entitled to look only to Parent as general creditors thereof with respect to any and all cash amounts that may be payable or issuable to such Unitholders in the manner set forth in this Agreement.  No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 1.8(e) and that are subsequently delivered to the Unitholders.

1.9                                 No Further Ownership Rights in Company Units.  The cash paid in respect of the surrender for exchange of Company Units in accordance with the terms hereof shall be deemed to constitute full satisfaction of all rights pertaining to such Company Units, and, from and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Company of Company Units that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any instruments of surrender, notices or other evidence of ownership in the Company Units are presented to the Surviving Company or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article I.

1.10                           Taking of Necessary Action; Further Actions.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent and the Surviving Company and the officers and directors or managers of Parent and the Surviving Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, in all cases subject to the terms and conditions of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, subject to disclosure and exceptions as is specifically set forth in the Disclosure Schedule (as defined below) (each of which disclosures and exceptions, in order to be effective, shall clearly reference the appropriate section and, if applicable, subsection of this Article II to which it relates, and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in the section of this Article II); provided, however, that any information disclosed under any section of the Disclosure Schedule shall be deemed disclosed and incorporated into any other section of the Disclosure Schedule where it is reasonably apparent that such disclosure, without reference to extrinsic documentation, is relevant to such other section of the Disclosure Schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Disclosure Schedule”) dated as of the date hereof, on the date hereof and on and as of the Closing Date, as follows:

2.1                                 Organization of the Company.

(a)                                  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida.  The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted.  The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to so qualify would not be material to the Company.  The Company has made available to Parent a true, correct and complete copy of its Articles of Organization and limited liability company operating agreement, as amended to date (the “Operating Agreement”) (collectively, the “Charter Documents”).  The Board of Managers of the Company has not approved or proposed any amendment to any of the Charter Documents.

(b)                                 Section 2.1(b) of the Disclosure Schedule lists the managers and officers of the Company as of the date hereof.  The operations now being conducted by the Company are not now, and have never been, conducted by the Company under any other corporate name.

(c)                                  Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise conducts its business.

2.2                                 Company Capital Structure.

(a)                                  The Company Units are owned by the Persons and in the amounts set forth on Section 2.2(a) of the Disclosure Schedule, which further sets forth, for each such Person, (A) such Person’s address; (B) the number of Company Units held by such Person (including whether such Company Units are Company Common Units, Company Class A Preferred Units, Company Class B Preferred Units or Company Class C Units); (C) the liquidation preference applicable to each Company Class A Preferred Unit and Company Class B Preferred Unit held by such Person, if any; (D) the date of acquisition of such units, (E) the Pro Rata Portion applicable to such Person; (F) the amount of cash to be paid to each holder pursuant to Section 1.6; and (G) the amount of cash, if any, to be paid by or on behalf of such Person in settlement of Tax withholding obligations pursuant to Section 1.6(d).  All outstanding Company Units are duly authorized, validly issued, fully paid and non-assessable and, except as set forth on Section 2.2(a) of the Disclosure Schedule, are not subject to preemptive rights created by statute, the Charter Documents or any agreement to which the Company is a party or by which it is bound.  All outstanding Company Units and Company Options have been issued or repurchased (in the case of Company Units or Company Options that were outstanding and repurchased by the Company or any Unitholder) in compliance with all applicable federal, state, foreign, or local statutes, Laws, rules or regulations, including federal and state securities Laws, and were issued, transferred and repurchased (in the case of Company Units or Company Options that were outstanding and repurchased by the Company or any Securityholder) in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents.  Except as set forth on Section 2.2(a) of the Disclosure Schedule, no Securityholder has exercised any right of redemption, if any, provided for in the Operating Agreement with respect to Company Class A Preferred Units or Company Class B Preferred Units, and the Company has not received notice that any Securityholder intends to exercise such rights.  Except as set forth on Section 2.2(a) of the Disclosure Schedule, no Company Units are unvested.  For purposes of this Agreement, a Company Unit shall be deemed to be “unvested” if such Company Unit is not vested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable unit restriction agreement or other agreement with the Company.  Except as set forth on Section 2.2(a) of the Disclosure Schedule, there are no other “membership interests” of the Company and no outstanding commitments to issue any membership interests after the date of this Agreement.  For purposes of this Agreement, a

“membership interest” shall be deemed to be an Interest (as such term is defined in the Operating Agreement).  Except as set forth on Section 2.2(a) of the Disclosure Schedule, membership interests of the Company are free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest, and are not subject to preemptive rights, rights of first refusal, rights of first offer or similar rights created by statute, the Operating Agreement or any agreement to which the Company is a party or to which it is bound.  All of the issued and outstanding Company Units have been offered, issued and sold by the Company in compliance with all applicable federal and state securities or “blue sky” Laws.  There is no indebtedness having the right to vote on any matters on which the Members may vote.

(b)                                 Except for the Plan and as set forth on Section 2.2(b) of the Disclosure Schedule, the Company has never adopted, sponsored or maintained any unit option plan or any other plan or agreement providing for equity compensation to any Person.  Under the Plan, Class C Units may be issued to Employees, Managers and Consultants upon the issuance of units or the exercise of Company Options granted under the Plan, of which (1) 1,436,634 units are issuable, as of the date of this Agreement, upon the exercise of outstanding, unexercised Company Options granted under the Plan; and (2) 100,000 units have been issued upon the exercise of Company Options granted under the Plan and remain outstanding as of the date of this Agreement.  No Company Class C Units are issuable upon the exercise of outstanding Company Options that have not been issued under the Plan.  Section 2.2(b) of the Disclosure Schedule sets forth, for each outstanding Company Option, (A) the name of the holder of such option; (B) the type of entity of such holder, and any ultimate parent entity of such holder, if not an individual; (C) the address of such holder on file with the Company; (D) the number of Company Class C Units issuable upon the exercise of such option; (E) the exercise price of such option; (F) the date of grant of such option; (G) the vesting schedule for such option, including the extent vested as of the date of this Agreement and whether the vesting of such option is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events (including a complete description of any such acceleration provisions); and (H) whether such option was issued pursuant to the Plan.  True, correct and complete copies of all agreements and instruments relating to or issued pursuant to the Plan have been made available to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof made available to Parent.

(c)                                  Except for the Company Options and as set forth in Section 2.2(c) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound that obligate the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Units or other membership units in the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  There are no outstanding or authorized unit appreciation, phantom unit, profit participation, or other similar rights with respect to the equity of the Company (whether payable in equity, cash or otherwise).  Except as contemplated hereby or as set forth in Section 2.2(c) of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting interests of the Company.  Other than the Operating Agreement, there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Units.  As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Units, all membership interests in the Company and all rights to acquire or receive any Company Units, whether or not such Company Units are outstanding.

(d)                                 Section 2.2(d) of the Disclosure Schedule sets forth the outstanding principal, accrued interest and applicable rate of interest of all outstanding loans from the Company to any Securityholder.

(e)                                  The allocation of the Merger Consideration set forth in Section 1.6(b) is and will be consistent with the Operating Agreement as of immediately prior to the Effective Time.

(f)                                    The information contained in the Spreadsheet will be true, correct and complete as of the Closing Date.

(g)                                 Except as set forth on Section 2.2(g) of the Disclosure Schedule, the Company does not have, and has never had, any subsidiaries or Affiliates, and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, and does not control and has never controlled, directly or indirectly, any other Person.  The Company is not a participant in any joint venture, partnership, limited liability company or similar arrangement.  Since its inception, the Company has not consolidated or merged with, or acquired all or substantially all of the assets of, or acquired the stock of or any interest in, any Person.

2.3                                 Authority.

(a)                                  The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and any Related Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, other than the approval of this Agreement and the transactions contemplated hereby by the Members.  The vote required to approve this Agreement and the transactions contemplated hereby by the Members is set forth on Section 2.3 of the Disclosure Schedule.  This Agreement and the transactions contemplated hereby have been unanimously approved by the Board of Managers of the Company.  This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company.

(b)                                 Assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and each of the Related Agreements to which the Company is a party constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.

2.4                                 No Conflict.  Except as set forth on Section 2.4 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time or both) or give rise to a right of first refusal, termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents; (b) any material mortgage, indenture, lease (including all Lease Agreements), binding (whether oral or written) contract, covenant, plan, insurance policy or other agreement, instrument or commitment, permit, concession, franchise or license (each a “Contract” and collectively the “Contracts”) to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound; or (c) any material judgment, Action, Order, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any of its properties or assets (whether tangible or intangible).  Section 2.4 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals that are required under any Contract in connection with the consummation of the Merger or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company pursuant to each such Contract from and after the Effective Time.  Except as set forth on Section 2.4 of the Disclosure Schedule, following the Effective Time, the Surviving Company will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

2.5                                 Consents.  Except as set forth on Section 2.4 of the Disclosure Schedule, no consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby except for (a) such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws; (b) if necessary or required, the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations; (c) the filing of the Certificate of Merger with the Secretary of State of the State of Florida; (d) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Unitholders; and (e) such notices, consents, waivers and approvals as are set forth in Section 2.4 of the Disclosure Schedule.

2.6                                 Company Financial Statements.

(a)                                  Section 2.6(a) of the Disclosure Schedule sets forth the Company’s (a) audited balance sheet as of each of December 31, 2008 and December 31, 2009 and unaudited balance sheet as of December 31, 2010 (December 31, 2010, the “Balance Sheet Date”), and the related statements of income, cash flow and unitholders’ equity for the respective 12 month periods then ended (the “Year-End Financials”); and (b) the unaudited balance sheet as of March 31, 2011 and the related unaudited statements of income, cash flow and unitholders’ equity for the quarter then ended (the “Interim Financials”).

(b)                                 The Year-End Financials and the Interim Financials (together, the “Financials”) are true, correct and complete in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP).  The Financials present fairly the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate.  The Company’s unaudited balance sheet as of March 31, 2011 is referred to hereinafter as the “Current Balance Sheet.”  The Company has not had any disagreement (as such term is defined in Item 304 of Regulation S-K promulgated under the Exchange Act) with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date.  The books and records of the Company have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and the Financials are consistent with such books and records.  The Company is not a party to, and does not have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act).  As of the Closing Date, the Financials (i) will be true, correct and complete in all material respects and will have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP), and (ii) will present fairly the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein.  The Company has identified all uncertain tax positions, if any, contained in all Returns filed by the Company and has established adequate reserves and made any appropriate disclosures in the Financials in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of Financial Accounting Standards Board Statement No. 109, Accounting for Uncertain Tax Positions).

2.7                                 Internal Controls.  The Company has established and maintains a system of internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financials), including procedures that (a) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (b) provide assurance that such transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Board of Managers of the Company; and (c) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company.  Neither the Company (including any Employee) nor, to the Company’s Knowledge, the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company; (ii) any fraud or other wrongdoing that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company; or (iii) any claim or allegation regarding any of the foregoing.

2.8                                 No Undisclosed Liabilities.  The Company does not have any Liability, Indebtedness, obligation, expense, dispute, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in Financials in accordance with GAAP), except for those that (a) have been reflected in the Current Balance Sheet; (b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and do not exceed $25,000 individually or $50,000 in the aggregate; or (c) as of the Closing are Transaction Expenses listed on the Statement of Expenses.

2.9                                 No Changes.  Since the Balance Sheet Date, (i) the business of the Company has been conducted in the ordinary course consistent with past practice; (ii) there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) there has not been any action or event, nor any authorization, commitment or agreement by the Company with respect to any action or event that, if taken or if it occurred after the date of this Agreement, would be prohibited by Section 4.1, other than as disclosed in Section 4.1 of the Disclosure Schedule.

2.10                           Accounts Receivable.

(a)                                  The Company has made available to Parent a list of all accounts receivable of the Company as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice (such list and aging schedule, the “A/R Schedule”).

(b)                                 All of the accounts receivable of the Company set forth on the A/R Schedule (i) arose in the ordinary course of business; (ii) are carried at values determined in accordance with GAAP consistently applied; (iii) are not subject to any valid set-off or counterclaim; (iv) do not represent obligations for goods sold on consignment, on approval, subject to acceptance, or on a sale-or-return basis or subject to any other repurchase or return arrangement; and (v) are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company (which receivables are recorded in accordance with GAAP consistently applied).  Except as set forth in Section 2.10(b) of the Disclosure Schedule, no Person has any Lien on any accounts receivable of the Company, and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company other than in the ordinary course of business consistent with past practices and no greater than $5,000 individually or $25,000 in the aggregate.

2.11                           Tax Matters.

(a)                                  Definition of Taxes.  For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, escheat, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.11(a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.11(a) as a result of any obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

(b)                                 Tax Returns and Audits.

(i)                                                       The Company has (A) prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports, including attachments and amendments thereto relating to any and all Taxes concerning or attributable to the Company or its operations (“Returns”) and such Returns are true, correct and complete and have been completed in accordance with applicable law, and (B) timely paid all Taxes it is required to pay.

(ii)                                                    The Company has paid or withheld with respect to its employees and other third parties all U.S. federal, state, local and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and all other Taxes required to be withheld or paid, and has timely paid any such Taxes withheld over to the appropriate authorities.

(iii)                                                 The Company has not been delinquent in the payment of any material Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)                                                No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.  No adjustment relating to any Return filed by the Company has been proposed by any Tax authority to the Company or any representative thereof and is pending.  No claim has ever been made by a Tax authority that the Company is or may be subject to taxation in a jurisdiction in which it does not file Returns.

(v)                                                   As of the Balance Sheet Date and as of the date of the Interim Financials, the Company did not have any liabilities for unpaid Taxes that had not been accrued or reserved on the Current Balance Sheet or the Interim Financials, as applicable, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business consistent with past practice.  Adequate accruals or reserves have been established in the Company’s Tax and accounting books and records for all liabilities for Taxes incurred by the Company since the date of the Interim Financials, whether asserted or unasserted, contingent or otherwise.

(vi)                                                The Company has made available to Parent copies of all Returns for the Company filed for all periods since the year ended December 31, 2007.

(vii)                                             There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.  There is no basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien on the assets of the Company.

(viii)                                          The Company has never engaged in a “reportable transaction” as set forth in Treas. Reg. §1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(ix)                                                  The Company has been treated and is and has been validly classified for U.S. federal income tax purposes as a partnership or disregarded entity at all times since inception.  No election has been made within the last sixty (60) months to change the Company’s tax classification for U.S. federal income tax purposes.

(x)                                                     The Company is not and has not at any time been treated as resident in any country other than the United States for any Tax purpose (including under any Tax treaty).  The Company is not subject to Tax in any non-U.S. jurisdiction by virtue of having a permanent establishment, place of business or source of income in that jurisdiction.  The Company is not liable for any non-U.S. Tax as the agent of any other Person or business or on the basis that it constitutes a permanent establishment or other place of business of any other Person, business or enterprise for any Tax purpose.

(c)                                  Section 409A; Stock Options and Other Equity Awards.

(i)                                                       Except as set forth on Section 2.11(c)(i)(1) of the Disclosure Schedule, the Company is not a party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code).  Each such nonqualified deferred compensation plan set forth on Section 2.11(c)(i)(2) of the Disclosure Schedule was operated between January 1, 2005 and December 31, 2008 in compliance with Section 409A of the Code and the guidance and regulations thereunder, and any applicable state Law equivalent (together, “Section 409A”).  Except as set forth on Section 2.11(c)(i)(3) of the Disclosure Schedule, since January 1, 2009, each such nonqualified deferred compensation plan has been in documentary and operational compliance with Section 409A, including the final Treasury Regulations issued thereunder.  No nonqualified deferred compensation plan that was originally exempt from application of Section 409A has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.  Except as may result pursuant to Section 2.11(c)(i)(3) of the Disclosure Schedule, no compensation shall be includable in the gross income of any Employee as of any date on or prior to the Effective Time as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect prior to the Effective Time.  Except as may result pursuant to Section 2.11(c)(i)(3) of the Disclosure Schedule, to the extent required, the Company has properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A of the Code.

(ii)                                                    No Company Option or other unit right (A) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted; (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights; (C) has been granted after December 31, 2004, with respect to any class of units of the Company that is not “service recipient stock” (to the extent such term applies, for purposes of Section 409A of the Code, to equity interests in a non-corporate entity); or (D) has at any time not been properly accounted for in accordance with GAAP in the Year-End Financials.  There is no Contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee that individually or collectively could require the Company or any of its Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A.  There is no Contract, agreement, plan or arrangement, other than those set forth on Section 2.11(c)(i)(1) of the Disclosure Schedule, to which the Company is a party, including the provisions of this Agreement, that, individually or collectively, could give rise to a Parent (including any of its subsidiaries) or Company or other penalty under Section 409A of the Code or that would give rise to an Employee Tax and/or Company reporting obligations under Section 409A of the Code.

2.12                           Restrictions on Business Activities.  Except as set forth in Section 2.12 of the Disclosure Schedule, there is no agreement (non-competition or otherwise), Contract, commitment, judgment, injunction, Order or decree to which the Company is a party or otherwise binding upon the Company that has or may reasonably be expected to have the effect of prohibiting or impairing (a) any business practice of the Company; (b) any acquisition of property (tangible or intangible) by the Company; (c) the conduct of business by the Company as presently conducted or contemplated be conducted; or (d) otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person.  Without limiting the generality of the foregoing, except as set forth in Section 2.12 of the Disclosure Schedule, the Company has not entered into any Contract or agreement pursuant to which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its Technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market, or from hiring or soliciting potential employees, consultants or independent contractors.

2.13                           Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a)                                  The Company does not own any real property, nor has the Company ever owned any real property.

(b)                                 Section 2.13(b) of the Disclosure Schedule sets forth a true, correct and complete list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), including (i) the name of the lessor, licensor, sublessor, master lessor and/or lessee; (ii) the date and term of the lease, license, sublease or other occupancy right and each amendment thereto; and (iii) with respect to any current lease, license, sublease or other occupancy right, the square footage of the premises leased thereunder and the aggregate annual rental payable thereunder.

(c)                                  The Company has made available to Parent true, correct and complete copies of all current leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all consents and waivers relating thereto (“Lease Agreements”).  Other than those identified on Section 2.13(b) of the Disclosure Schedule, there are no other Lease Agreements for real property affecting the Leased Real Property or to which Company is bound.  All Lease Agreements are in full force and effect and valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default, no rentals past due, or Company event of default (or event which with notice or lapse of time, or both, could constitute a Company default).  The Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any such Lease Agreement that, as of the date of this Agreement, has not been fully remedied and withdrawn.  Except as set forth on Section 2.13(b) of the Disclosure Schedule, the Closing will not affect the enforceability against any Person of any Lease Agreement or any rights of the Company or the Surviving Company thereunder or otherwise with respect to any Leased Real Property, including the right to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.  The Company currently occupies all of the Leased Real Property for the operation of its business except as set forth on Section 2.13(b) of the Disclosure Schedule.  Except as set forth on Section 2.13(b) of the Disclosure Schedule, there are no other parties occupying, or with a right to occupy, the Leased Real Property.  Except as set forth on Section 2.13(b) of the Disclosure Schedule, the Company does not owe any brokerage commissions or finders’ fees with respect to any Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreement.

(d)                                 The Leased Real Property is (i) in reasonable operating condition and repair, (ii) maintained in a manner consistent with standards generally followed with respect to similar properties, and (iii) suitable for the conduct of the business as presently conducted.  To the Knowledge of the Company, such Leased Real Property, including the improvements thereon, does not violate in any material respect any applicable building code, zoning requirement or Law relating to such property or operations thereon, and any such non-violation is not dependent on any “non-conforming use” exceptions.

(e)                                  To the Knowledge of the Company, as of the date of this Agreement, the landlord under each Lease Agreement has complied materially with all of the requirements, conditions, representations, warranties and covenants of the landlord thereunder, including the timely completion of construction of the leased premises in a good and workmanlike manner and otherwise in accordance with the Lease Agreements.

(f)                                    The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and material assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable and (iii) such imperfections of title and encumbrances, if any, that do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.  Each Lease Agreement constitutes the entire agreement of the landlord and the tenant thereunder, and no term or condition thereof has been modified, amended or waived, except as described on Section 2.13(b) of the Disclosure Schedule and shown in the copies of the Lease Agreements that have been made available to Parent.  Except as set forth on Section 2.13(f) of the Disclosure Schedule, the Company has not transferred or assigned any interest in any Lease Agreement, nor has the Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person.

(g)                                 Section 2.13(g) of the Disclosure Schedule lists, as of March 31, 2011, all material items of equipment (the “Equipment”) owned or leased by the Company, and such Equipment is (i) adequate for the conduct of the business of the Company as currently conducted, and (ii) in good operating condition, subject to normal wear and tear.

2.14                           Intellectual Property.

(a)                                  Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Form Agreements” shall mean any or all of the following Contracts to which the Company is a party: (i) non-exclusive end user agreements (whether denominated as licenses, subscriptions or otherwise) for Company Products and Services on the form(s) set forth in Section 2.14(a)-1 of the Disclosure Schedule and (ii) non-disclosure agreements entered into in the ordinary course of business on forms substantially similar to those set forth on Section 2.14(a)-2 of the Disclosure Schedule.

“Company Intellectual Property Rights” shall mean any and all Intellectual Property Rights that are held in the name of, owned, or purported to be owned by or exclusively licensed to the Company.

“Company Products and Services” shall mean all products, technologies and service offerings that have been or are currently being marketed, offered, sold, distributed, made commercially available, or otherwise provided to customers by or for the Company and any such products, technologies and service offerings that are currently under development.

“Inbound License Agreements” shall mean any Contract under which the Company acquires, licenses or obtains (contingent or otherwise) rights of any Intellectual Property Right of a third Person.

“Intellectual Property” shall mean any Intellectual Property Rights and Technology.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (A) patents and patent applications; (B) copyrights, copyright registrations and copyright applications, rights in databases, “moral” rights and mask work rights; (C) the protection of trade and industrial secrets and confidential information; (D) other proprietary rights relating to intangible intellectual property; (E) trademarks, trade names, logos and service marks; (F) rights in domain names and web sites addresses, (G) analogous rights to those set forth above; (H) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable); and (I) rights to sue for past, present and future infringement or misappropriation of the foregoing.

“Open Source License” shall mean licenses that allow for non-exclusive use, distribution and modification, including Software and other materials licensed under a Creative Commons License, open database license, Apache License, the Mozilla Public License, the GPL or LGPL, or any other licenses that require the distribution of Source Code in connection with the distribution of Open Source Materials or that prohibits the Company from charging a fee or otherwise seeking compensation in connection with sublicensing or distributing such Open Source Materials.

“Open Source Materials” shall mean Software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the Open Source Licenses).

“Outbound License Agreement” shall mean any Contract under which the Company disposes, licenses or provides (contingent or otherwise) rights to any Company Intellectual Property Right to a third Person, including without limitation any right to access data and/or databases (regardless of whether such data or database would qualify as an Intellectual Property Right).

“Registered Intellectual Property” shall mean Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority, including domain names.

“Software” means any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools, and user interfaces, in any form or format, however fixed.  “Software” specifically includes Source Code listings and documentation.

“Source Code” means computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Standard Contract” shall mean any Contract to which the Company is a party that (i) provides the Company a license to generally commercially available binary code (other than development tools and development environments and Open Source Materials) where available for a cost of not more than U.S. $2,500 for a perpetual license for a single user or work station (or $7,500 in the aggregate for all users and work stations) or (ii) non-disclosure agreements entered into in the ordinary course of business on forms substantially similar to those set forth in Section 2.14(a)-2 of the Disclosure Schedule.

“Technology” shall mean any or all of the following: (A) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data; (B) inventions (whether or not patentable), discoveries and improvements; (C) proprietary and confidential information, trade secrets and know how; (D) databases, data compilations and collections and technical data; (E) logos, trade names, trade dress, trademarks and service marks; (F) domain names, web addresses and sites; (G) tools, methods and processes; (H) devices, prototypes, schematics, breadboards, netlists, test methodologies, verilog files, emulation and simulation reports, test vectors and any hardware; and (I) any and all instantiations of the foregoing in any form and embodied in any media.

(b)                                 Registered Intellectual Property.

(i)                                                       Section 2.14(b)(i)-1 of the Disclosure Schedule lists all Registered Intellectual Property owned or purported to be owned by, held or filed in the name of, the Company (the “Company Registered Intellectual Property”).  For each item of Company Registered Intellectual Property, Section 2.14(b)(i)-2 of the Disclosure Schedule also sets forth, to the extent applicable (A) the title, application serial number, registration number, filing date, issue date (if issued) and other appropriate identifying information; (B) jurisdiction where the application/registration is located; (C) the name of the applicant/registrant and current owners(s); and (D) the current attorney of record the name of the attorney handling the prosecution of such item of Company Registered Intellectual Property with contact information.

(ii)                                                    Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

(iii)                                                 Except as set forth on Section 2.14(b)(iii) of the Disclosure Schedule, there are no actions that must be taken by the Company within 60 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.

(iv)                                                Except as set forth on Section 2.14(b)(iv) of the Disclosure Schedule, in each case in which the Company has acquired any Intellectual Property from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer such Intellectual Property (including the right to seek past and future damages with respect thereto) to the Company and, to the maximum extent provided for by, and in accordance with, applicable Laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(v)                                                   Each Item of Company Registered Intellectual Property has been prosecuted in compliance with all applicable rules, policies and procedures of the applicable Governmental Entity.  Neither the Company nor any other Person on behalf of the Company has taken any action or failed to take any action, which action or failure reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered Intellectual Property.  Without limiting the foregoing, the Company has not taken any action, or failed to take any action that would hinder, restrict or impair, under any theory, including, but not limited to, laches or estoppel, Parent’s ability to assert or enforce any of the Company Registered Intellectual Property.

(vi)                                                Section 2.14(b)(vi) of the Disclosure Schedule lists any proceedings or actions before any Governmental Entity (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved, including any proceedings or actions in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered Intellectual Property.

(vii)                                             The Company has not committed any illegal tying, illegal term extension, misuse, patent marking, other illegal anti-competition activities, laches, estoppel, waiver, inequitable conduct in violation of 35 C.F.R. 1.56 or other law, that may result in the unenforceability or invalidity of any Company Registered Intellectual Property.

(viii)                                          To the extent that the Company has claimed any special status, including, but not limited to, “small entity status,” such that the Company was qualified to do so at the time and none of the Company Registered Intellectual Property have at any time been licensed, nor has any other right with respect to the Company Registered Intellectual Property been granted, to any entity that was not a “small entity” or of an equivalent status.

(ix)                                                  The Company has not received any written notice from any source alleging or otherwise suggesting that the Company Registered Intellectual Property may be invalid, unpatentable or unenforceable.

(c)                                  Company Products and Services.  Section 2.14(c) of the Disclosure Schedule sets forth an accurate and complete list identifying: (i) all material Company Intellectual Property Rights that are not Company Registered Intellectual Property; and (ii) all Company Products and Services.

(d)                                 Ownership.

(i)                                                       All Company Intellectual Property Rights will be fully transferable, alienable and/or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

(ii)                                                    Except as set forth in Section 2.14(d)(ii) of the Disclosure Schedule, each Company Intellectual Property Right, including all Company Registered Intellectual Property, and all material Technology licensed to the Company, is free and clear of any Liens.

(iii)                                                 Except as set forth in Section 2.14(d)(iii) of the Disclosure Schedule, the Company is the exclusive owner of all Company Intellectual Property Rights.

(iv)                                                Except as set forth in Section 2.14(d)(iv) of the Disclosure Schedule, the Company has not (i) transferred (or agreed to transfer) ownership of, or granted (or agreed to grant) any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Right that is or was a Company Intellectual Property Right, or (ii) permitted any of its rights in a Company Intellectual Property Right to lapse or enter into the public domain.

(v)                                                   The Company has, and following Closing, the Surviving Corporation will have the exclusive right to bring actions against any person that is infringing or misappropriating any Company Intellectual Property Rights and to retain for the Surviving Corporation any damages recovered in any such action.

(vi)                                                Except as set forth in Section 2.14(d)(vi) of the Disclosure Schedule, the Company Intellectual Property Rights are valid, subsisting and enforceable.

(vii)                                             Except as set forth in Section 2.14(d)(vii) of the Disclosure Schedule, to the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, provided consideration for such development or creation, the Company has a written agreement with such person with respect thereto, and pursuant thereto the Company has obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment, and has required the waiver of all non assignable rights, including all author or moral rights.

(e)                                  Intellectual Property Contracts.

(i)                                                       Section 2.14(e)(i) of the Disclosure Schedule sets forth an accurate and complete list of all Inbound License Agreements other than Standard Agreements.

(ii)                                                    Section 2.14(e)(ii) of the Disclosure Schedule sets forth a complete and accurate list of all Outbound License Agreements other than Company Form Agreements

(iii)                                                 Except as set forth in Section 2.14(e)(ii) of the Disclosure Schedule, to the knowledge of the Company, all of the Company’s rights and licenses under the Inbound License Agreements are valid and the Company’s rights and licenses are enforceable and are free and clear of any and all Liens.

(iv)                                                No loss or expiration of any material Intellectual Property Right licensed to the Company under any Inbound License Agreement is pending or reasonably foreseeable or, to the knowledge of the Company, threatened.

(v)                                                   No Person other than Company under any Inbound License Agreement has any ownership or exclusive license rights in or with respect to any improvements, enhancements, modifications or Derivative Works made by or for the Company to the Intellectual Property Rights licensed thereunder.

(vi)                                                Other than the license grants included in Contracts listed in Section 2.15(e)(ii) of the Disclosure Schedule, the Company has not granted any covenant not to sue or assert its rights with respect to any Company Intellectual Property Rights.

(vii)                                             The Company is not in breach of, nor has the Company failed to perform under, any Inbound License Agreements or Outbound License Agreements and, to the Knowledge of the Company, no other party to any such Inbound License Agreements or Outbound License Agreements is in breach thereof.  Except as set forth in Section 2.14(e)(vii), there are no disputes regarding the scope of or performance under such Inbound License Agreements or Outbound License Agreements including with respect to any payments to be made or received by the Company thereunder, except for disputes involving Outbound License Agreements and amounts less than $5,000 individually or $25,000 in the aggregate.

(viii)                                          Except as set forth in Section 2.14(e)(viii) of the Disclosure Schedule, the Intellectual Property licensed pursuant to the Inbound License Agreements constitutes all of the Intellectual Property of a third Person that is used in, necessary to or otherwise would be infringed by the conduct of the business of the Company as it currently is conducted or planned to be conducted, including the design, development, manufacture, use, import, marketing, licensing out and sale of any Company Product or Service or Technology (including products, Technology or services currently under development).

(ix)                                                  Other than Inbound License Agreements and Outbound License Agreements listed in Sections 2.14(e)(i) and (ii) of the Disclosure Schedule, the Standard Contracts and Company Form Agreements, there are no other material contracts, licenses or agreements to which the

Company is a party with respect to any Company Intellectual Property Rights or other Intellectual Property Right.

(x)                                                     Other than Company Form Agreements and Outbound License Agreements listed in Section 2.14(e)(ii) of the Disclosure Schedule, there are no contracts, licenses or agreements between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty, that is not capped to a maximum amount of liability no greater than $25,000 or the amounts paid under such agreements, to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of any third party Intellectual Property Rights.

(xi)                                                  Except as set forth in Section 2.14(e)(xi), there are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property Rights or other Intellectual Property used in and/or necessary to the conduct of the business as it is currently conducted or planned to be conducted under which there is any threatened or ongoing action, claim or proceeding or, to the Knowledge of Company, other dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder, except for disputes involving Outbound License Agreements and amounts less than $5,000 individually or $25,000 in the aggregate.

(xii)                                               Other than (i) the Open Source Software listed in Section 2.14(k) of the Disclosure Schedule and (ii) the Intellectual Property licensed pursuant to the agreements set forth on Section 2.14(e)(i) of the Disclosure Schedule, all Intellectual Property that is used in or necessary to the conduct of Company’s business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) Employees acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company, or (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property Rights.

(xiii)                                            The Company has never been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company to grant or offer to any other Person any license or right to any Company Intellectual Property Rights.  In addition, if any Company Intellectual Property Rights were acquired from a Person other than an Employee, then, to the Knowledge of the Company, such Person is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to have required or obligated such Person to grant or offer to any other Person any license or right to such Intellectual Property Right.  The Company does not have any present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other Person any license or right to any Company Intellectual Property Right by virtue of Company’s or, to the Knowledge of the Company, any other Person’s membership in, promotion of, or contributions to any industry standards body or any similar organization.

(f)                                    Non-Infringement.

(i)                                                       Except as set forth on Section 2.14(f)(i) of the Disclosure Schedule, the operation of the business of the Company, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, licensing out, provision and sale of any Company Product and Service or Technology of the Company (including products, Technology or services currently under development) has not and does not infringe and does not misappropriate, and will not infringe and will not misappropriate, when conducted by Parent and/or the Surviving Corporation in substantially the same manner following the Closing, any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction

(ii)                                                    Except as set forth in Section 2.14(f)(ii) of the Disclosure Schedule, the Company has not received notice from any Person claiming that such operation or any act, any Company Product and Service or Technology of the Company infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor, to the Knowledge of the Company, is there any basis therefor).

(iii)                                                 To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property Rights.

(iv)                                                No (1) product, Technology, service or publication of the Company, (2) material published or distributed by the Company, or (3) conduct or statement of the Company includes or constitutes a defamatory statement or material, false advertising or otherwise violates any Law or regulation

(g)                                 Transaction.

(i)                                                       Except as set forth in Section 2.14(g)(i) of the Disclosure Schedule, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in: (i) Parent, any of its subsidiaries or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, either the Parent, any of its subsidiaries or the Surviving Corporation; (ii) Parent, any of its subsidiaries or the Surviving Corporation, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses; or (iii) Parent, any of its subsidiaries or the Surviving Corporation being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, Parent, any of its subsidiaries or the Surviving Corporation, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(ii)                                                    Except as set forth in Section 2.14(g)(ii) of the Disclosure Schedule, the consummation of the transactions contemplated in this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of (or give the other party thereto the right to cause any of the foregoing) any of the Inbound License Agreements or Outbound License Agreements and, following the Closing, Surviving Company will be permitted to exercise all of Company’s rights and receive all of Company’s benefits (including payments) under such Inbound License Agreements or Outbound License Agreements to the same extent and scope that Company’s would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than the ongoing fees, royalties or other payments which Company’s would otherwise have been required to pay pursuant to the terms of such Inbound License Agreements or Outbound License Agreements had the transactions contemplated by this Agreement not occurred.

(h)                                 Trade Secrets.

(i)                                                       The Company has taken all reasonable steps that are required or necessary to protect the Company’s rights in confidential information (including all trade secrets) of the Company or provided by any other Person to the Company.

(ii)                                                    Without limiting the foregoing, subject to and except as set forth in Section 2.14(h)(ii) of the Disclosure Schedule, (1) the Company has, and enforces, a policy requiring each current and former Employee to execute proprietary information, confidentiality and assignment agreements in the Company’s standard form for employees (a copy of which is attached as Schedule 2.14(h)(ii)-1 hereto (the “Employee Proprietary Information Agreement”)); (2) the Company has, and enforces, a policy requiring each current and former Consultant or contractor to execute a consulting agreement containing proprietary information, confidentiality and assignment provisions in the Company’s standard form for consultants or contractors (a copy of which is attached as Schedule 2.14(h)(ii)-2 hereto (the “Consultant Proprietary Information Agreement”)); and (3) all current and former Employees, Consultants and contractors of the Company have executed an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as appropriate.

(iii)                                                 Except as set forth in Section 2.14(h)(iii) of the Disclosure Schedule, neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Intellectual Property Right except for disclosures to Employees, contractors or Consultants of the Company pursuant to agreements that prohibit use or disclosure except in the performances of services to the Company.

(i)                                     Restrictions.  No Company Intellectual Property Rights, product or service of the Company is subject to any proceeding or outstanding decree, Order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property Rights.

(j)                                     Government Entity.

(i)                                                       No government funding, facilities or resources of a university, college, other educational institution, research center or Governmental Entity or funding from third parties (other than private investors in the ordinary course of business) was used in the development of the Company Intellectual Property Rights.

(ii)                                                    No Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property Rights.

(iii)                                                 Except as set forth on Section 2.14(j)(iii) of the Disclosure Schedule, no current or former Employee, Consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property Rights has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such Employee, Consultant or independent contractor was also performing services for the Company.

(k)                                  Open Source Materials.

(i)                                                       Section 2.14(k)(i) of the Disclosure Schedule lists all Open Source Materials that have been used, linked to and/or incorporated into any Company Product and describes:

(1) the applicable Open Source License, (2) the website or other source form where such Open Source Material has been obtained and (3) to the extent known by Company, the copyright holder(s) of such Open Source Materials.

(ii)                                                    Section 2.14(k)(ii) of the Disclosure Schedule lists all Open Source Materials that have been distributed or made available by the Company.

(iii)                                                 The Company has never used and/or incorporated Open Source Software in any manner that would or could (1) require the disclosure or distribution in source code form of any Company Intellectual Property Rights, (2) require the licensing of any Company Intellectual Property Rights for the purpose of making derivative works, (3) impose any restriction on the consideration to be charged for the distribution of any Company Product and Service, (4) create, or purport to create, obligations for the Company with respect to Company Intellectual Property Rights or grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property Rights, or (5) impose any other material limitation, restriction, or condition on the right of the Company to use or distribute any Company Product or Service.

(iv)                                                The Company has been and is in compliance with all applicable Open Source Licenses with respect Open Source Materials.  The Company has not received notice from any Person claiming any violation by the Company of any term or condition of an Open Source License.

(l)                                     Company Products and Services.

(i)                                                       Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.14(l)(i) of the Disclosure Schedule and warranties implied by law which cannot be disclaimed, the Company has never given any warranties or indemnities relating to Company Products and Services sold or services rendered by the Company.

(ii)                                                    The Company has provided Parent a release schedule of Company Products and Services which schedule is included in Section 2.14(l)(ii) of the Disclosure Schedule.  The Company has a good faith reasonable belief that it can achieve the release of Company Products and Services on such schedule and, to its Knowledge, is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule.

(iii)                                                 The Company’s current (as of the date of this Agreement) list of known bugs maintained by its development or quality control groups with respect to the products and services of the Company is set forth on Section 2.14(l)(iii) of the Disclosure Schedule.

(iv)                                                All products and services (and all parts thereof) of the Company are free of any and all “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such product or service (or all parts thereof) of the Company or data or other software of users (“Contaminants”).

(v)                                                   Section 2.14(l)(v) of the Disclosure Schedule sets forth a list of all agreements that provide for a service level for Company Products and Services that is different than that set forth in the Company Form Agreements.

(vi)                                                Section 2.14(l)(vi) of the Disclosure Schedule sets forth a list of all agreements that provide for a data security and confidentiality obligations in connection with Company Products and Services that is different than that set forth in the Company Form Agreements.

(vii)                                             The Company has not paid any damages, penalties or amounts to any Person because of Company’s breach of service level obligations or data security provision with respect to any Company Products and Services, except for damages, penalties or amounts set forth on Section 2.14(l)(vii) of the Disclosure Schedule and damages, penalties or amounts less than $5,000 individually or $25,000 in the aggregate.

(m)                               Privacy.

(i)                                                       Section 2.14(m)(i) of the Disclosure Schedule generally describes all Personally Identifiable Information collected by the Company through Internet websites owned, maintained or operated by the Company (“Company Sites”), and through any Company Products and Services (“Company Services”).  “Personally Identifiable Information” shall mean any information that alone or in combination with other information held by the Company can be used to specifically identify a natural Person.

(ii)                                                    Except as set forth on Section 2.14(m)(ii) of the Disclosure Schedule, the Company has complied with all applicable Laws, contractual and fiduciary obligations, and its internal privacy policies relating to (i) the privacy of users of Company Sites and (ii) the collection, storage, transfer and any other processing of any Personally Identifiable Information collected or used by the Company in any manner or maintained by third parties having authorized access to such information.

(iii)                                                 The execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and with the Company’s privacy policies.

(iv)                                                Copies of all current and prior privacy policies of the Company that apply to the Company Sites or the Company Services are attached to Section 2.14(m)(iv) of the Disclosure Schedule.  Each such privacy policy and all materials distributed or marketed by the Company have at all times made all disclosures to users or customers required by applicable Laws, and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable Laws.

(v)                                                   With respect to all Personally Identifiable Information, the Company has at all times taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the Personally Identifiable Information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  Except as set forth on Section 2.14(m)(v) of the Disclosure Schedule, there has been no unauthorized access to or other misuse of that Personally Identifiable Information.

(n)                                 Data Security.

(i)                                                       The Company has taken the steps and implemented the procedures specified in Section 2.14(n)(i) of the Disclosure Schedule to protect the information technology systems used in connection with the operation of the Company from Contaminants.

(ii)                                                    The Company has the disaster recovery and security plans, procedures and facilities for the business specified in Section 2.14(n)(ii) of the Disclosure Schedule.

(iii)                                                 To the Knowledge of the Company, except as set forth in Section 2.14(n)(iii) of the Disclosure Schedule, there have been no material unauthorized intrusions or breaches of the security of information technology systems and the Company is in compliance with all obligations to provide notice of any unauthorized access or breach of its information technology systems.

2.15                           Agreements, Contracts and Commitments.

(a)                                  Except as set forth on Section 2.15 of the Disclosure Schedule (specifying the appropriate paragraph), the Company is not a party to, or bound by:

(i)                                                       any (A) employment, contractor or consulting agreement; (B) Contract or commitment with an Employee, Consultant or contractor; or (C) any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any Employee;

(ii)                                                    any agreement or plan, including any unit option plan, unit appreciation rights plan or unit purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in connection with additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)                                                 any fidelity or surety bond or completion bond;

(iv)                                                any collective bargaining, union or works council agreements;

(v)                                                   any lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate;

(vi)                                                any agreement that imposes surety, guaranty or indemnification obligations on the Company (other than indemnities contained in non-exclusive licenses of Company Products and Services to customers that have been entered into in the ordinary course of business consistent with past practice pursuant to the Company Form Agreements);

(vii)                                             Inbound License Agreement (excluding Standard Contracts);

(viii)                                          Outbound License Agreement (excluding Company Form Agreements);

(ix)                                                  any agreement, Contract, lease or commitment relating to capital expenditures and involving future payments in excess of $25,000 individually or $50,000 in the aggregate;

(x)                                                     any agreement, Contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business consistent with past practice;

(xi)                                                  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(xii)                                               any purchase order or contract for the purchase of materials involving in excess of $25,000 individually or $50,000 in the aggregate;

(xiii)                                            any construction contracts;

(xiv)                                           any joint marketing, joint venture, partnership, strategic alliance, affiliate or development agreement;

(xv)                                              any agreement, Contract or commitment to alter the Company’s interest in any Person in which the Company directly or indirectly holds any interest;

(xvi)                                           any agreement, Contract or commitment pursuant to which the Company has undertaken to, or pursuant to which the receipt of revenue is contingent upon, the delivery of products or service offerings not in commercial existence as of the date of this Agreement, and specifically not contingent upon the release of any new product or new version of an existing product;

(xvii)                                        any agreement, Contract, arrangement or understanding between the Company and a customer or partner of the Company pursuant to which paid fees must be refunded, payment of fees is contingent upon or an agreement may be terminated in the event a specified return on investment or similar success measure for use of the products or service offerings offered by the Company is not achieved;

(xviii)                                     any agreement, Contract, arrangement or understanding between the Company and a customer or partner of the Company that includes a “most favored customer” or similar clause;

(xix)                                             any agreement, Contract, arrangement or understanding between the Company and a customer or partner of the Company for which application revenue, under GAAP, may not be recognized on a pro rata basis over the term of the agreement or for which any application revenue must be deferred or put on hold pending a future event;

(xx)                                                any dealer, distribution, sales representative, original equipment manufacturer, value added, remarketer, reseller, independent software vendor or other agreement for distribution of the products, Technology or services of the Company; or

(xxi)                                             any other agreement, Contract, lease or commitment, including any service, operating or management agreement or arrangement with respect to any Leased Real Property, that involves $25,000 individually or $50,000 in the aggregate or more.

(b)                                 Each Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company enforceable, to the Knowledge of the Company, against each of the other parties thereto in accordance with its terms, and is in full force and effect with respect to the Company and, to the Knowledge of the Company, the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.  The Company is in material compliance with, and has not materially breached, violated or defaulted under, or received notice or has any reason to believe that a customer or other third party may assert that the Company has materially breached, violated or defaulted under, any of the terms or conditions of any such Contract, nor, to the Knowledge of the Company, is any party obligated to the Company pursuant to any such Contract subject to any breach, violation or default thereunder, nor, to the Knowledge of the Company, has event occurred that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company or any such other party.  True, correct and complete copies of each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this

Section 2.15 (each, a “Material Contract” and collectively, the “Material Contracts”) have been made available to Parent.

(c)                                  The Company has fulfilled all material obligations required pursuant to each Contract to have been performed by the Company prior to the date of this Agreement, and, without giving effect to the Merger, the Company will use its commercially reasonable efforts to fulfill, when due, all of its material obligations under the Material Contracts that remain to be performed after the date of this Agreement.

(d)                                 Except as set forth on Section 2.15(d) of the Disclosure Schedule, all outstanding Indebtedness of the Company may be prepaid without penalty.

(e)                                  Section 2.15(e) of the Disclosure Schedule sets forth all of the Company’s oral Contracts, agreements, arrangements and commitments (“Oral Arrangements”), along with a summary of the material terms of each Oral Arrangement, including the parties to (and the date, if available, and term of) such Oral Arrangement, obligations of each party, and pricing terms.

2.16                           Certain Relationships and Related Transactions.  Except as set forth on Section 2.16 of the Disclosure Schedule, none of the officers and Managers of the Company and, to the Knowledge of the Company, none of the Employees or Securityholders, nor, to the Knowledge of the Company, any immediate family member of an officer, Manager, Employee or Securityholder, has or has had any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than 1% of the stock of any publicly traded corporation).  Except as set forth on Section 2.16 of the Disclosure Schedule, none of such officers, Managers, Employees, Securityholders or immediate family members is a party to or, to the Knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company or is a party or by which the Company or any of its assets or properties may be bound or affected, other than normal employment, compensation and benefit arrangements for services as an officer, Manager, director or Employee thereof.  To the Knowledge of the Company, none of such officers, Managers, Employees, Securityholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company, except for the rights of Unitholders under applicable Law.  To the Knowledge of the Company, there are no agreements, Contracts, or commitments with regard to contribution or indemnification between or among any of the Securityholders.

2.17                           Governmental Authorization.  Each material consent, license, permit, grant or other authorization (a) pursuant to which the Company currently operates or holds any interest in any of its properties, or (b) that is required for the operation of the Company’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company.  The Company is and has been at all times in compliance, in all material respects, with all Company Authorizations.  The Company Authorizations are in full force and effect and constitute all of the material consents, licenses, permits, grants or other authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

2.18                           Litigation.  There is no Action, suit or proceeding, or claim which could reasonably be expected to result in a Legal Proceeding, of any nature pending or, to the Knowledge of the Company, threatened against the Company, its properties (tangible or intangible) or any of its officers or Managers, nor, to the Knowledge of the Company, are there facts or circumstances that make such an Action, suit, proceeding or claim reasonably likely.  There is no investigation or other proceeding pending or, to the

Knowledge of the Company, threatened against the Company, any of its properties (tangible or intangible) or any of its officers or Managers by or before any Governmental Entity, nor to the Knowledge of the Company, are there facts and circumstances which make such an investigation or proceeding reasonably likely.  No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as currently contemplated to be conducted.  There is no Action, suit or proceeding, or claim which could reasonably be expected to result in a Legal Proceeding, of any nature pending or, to the Knowledge of the Company, threatened against any Person who has a contractual right or a right pursuant to Florida Law or any other applicable Law to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company, facts or circumstances that would be reasonably likely to give rise to any such Action, suit, claim or proceeding.

2.19                           Minute Books.  The minutes of the Company (all of which have been made available to Parent) contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Members and the Board of Managers of the Company (and any committees thereof) since August 6, 2008, and all material actions taken or decisions made prior to such date which require ratification or approval have been subsequently approved or ratified as appropriate.  At the Closing, the minute books of the Company will be in the possession of the Company.

2.20                           Environmental Matters.

(a)                                  The Company (i) has not received any notice or other communication of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, distributed, sold or otherwise placed on the market Hazardous Materials or any product containing Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any Employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; (iii) has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company; (iv) has been and is in compliance with all Environmental Laws; and (v) has made available to Parent all records in the Company’s possession concerning the Hazardous Materials Activities of the Company and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company.  To the Knowledge of the Company, there is no fact or circumstance that could involve the Company in any environmental litigation or impose upon the Company any environmental liability.  To the Knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company such as could give rise to any liability or corrective or remedial obligation of the Company under any Environmental Laws.

(b)                                 For the purposes of this Section 2.20, (i) “Environmental Laws” shall mean all federal, state, local and foreign Laws and regulations relating to pollution, protection of the environment, worker health and safety and exposure of any individual to Hazardous Materials, including Laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements; (ii) “Hazardous Materials” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, emissions, discharges, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof, excluding office and cleaning supplies used by the Company in the ordinary course of business; and (iii) “Hazardous Material

Activity” shall mean the transportation, transfer, recycling, disposal, storage, use, labeling, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any payment of waste fees or charges (including so-called electronic waste fees) and compliance with any product take-back or product content requirements.

2.21                           Brokers’ and Finders’ Fees; Transaction Expenses.

(a)                                  Except as set forth on Section 2.21(a) of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent, Merger Sub or the Surviving Company incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company.

(b)                                 Section 2.21(b) of the Disclosure Schedule sets forth the Company’s current reasonable estimate of all Transaction Expenses incurred, or expected to be incurred, by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

2.22                           Employee Benefit Plans and Compensation.

(a)                                  Prior Employee Arrangements.  Prior to January 1, 2009, the Company had no individuals classified as employees on its payroll and instead obtained its operating personnel by means of a contract with an outsourcing (“employee leasing”) company, Oasis Outsourcing, Inc. (“Oasis”).  All such “leased employees” were paid wages by Oasis and were provided employee benefits through plans and arrangements of Oasis.  In conformance with the requirements of Oasis, the Company was indicated as a participating employer in the 401(k) plan maintained by Oasis.  The Company has no Knowledge of any documentary or operational concerns regarding plans and arrangements of Oasis but has not made any inquiries thereof.

(b)                                 Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)                                                       “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement, whether written or unwritten, providing for compensation, severance, change of control pay, termination pay, deferred compensation, performance awards, unit or unit-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been established, adopted, sponsored, maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including any International Employee Plan.

(ii)                                                    “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(iii)                                                 “Consultant” shall mean any individual providing (or who has in the past provided) services to the Company or any ERISA Affiliate who is not an Employee or a Manager.

(iv)                                                “DOL” shall mean the United States Department of Labor.

(v)                                                   “Employee” shall mean any current or former employee, Consultant or Manager of the Company or any ERISA Affiliate.

(vi)                                                “Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including any offer letter or any agreement providing for acceleration of Company Options, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee, whether written or unwritten.

(vii)                                             “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(viii)                                          “ERISA Affiliate” shall mean any other Person under common control with the Company or that, together with the Company, could be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

(ix)                                                  “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

(x)                                                     “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

(xi)                                                  “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been established, adopted or maintained, or contributed to or required to be contributed to, by the Company or any ERISA Affiliate, whether formally or informally or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

(xii)                                               “IRS” shall mean the United States Internal Revenue Service.

(xiii)                                            “Manager” shall mean an individual who is not an Employee and who serves or has served as a member of the Board of Managers of the Company.

(xiv)                                           “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, or an International Employee Plan and that: (1) provides a guaranteed or minimum rate guarantee; (2) is not account-based with individual participant accounts; and (3) is designed to accumulate or accrue a benefit, annuity payment or a cash balance that a service provider of the Company could draw upon at a specific age, or retirement or following separation from service.

(c)                                  Schedule.

(i)                                                       Section 2.22(c)(i) of the Disclosure Schedule contains a true, correct and complete list of each Company Employee Plan and each Employee Agreement.

(ii)                                                    Section 2.22(c)(ii) of the Disclosure Schedule sets forth a true, correct and complete table setting forth the name and salary of each current Employee as of the date of this Agreement.

(iii)                                                 Section 2.22(c)(iii) of the Disclosure Schedule contains a true, correct and complete list of all Persons that as of the date of this Agreement have a service, consulting or advisory relationship with the Company other than as an Employee and a brief description of such relationship.

(iv)                                                Neither the Company nor any ERISA Affiliate has made any plan or commitment to (A) establish any new Company Employee Plan or Employee Agreement; (B) to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement); or (C) to adopt or enter into, or contribute or agree to contribute to, any Company Employee Plan or Employee Agreement.  To the Knowledge of the Company, except as set forth on Section 2.22(c)(iv) of the Disclosure Schedule, no Employee intends to terminate his or her employment for any reason.  Other than the Plan, no Company Employee Plan permits by its terms participation in or provides benefits to any Consultant or Manager.

(d)                                 Documents.  The Company has provided to Parent (i) a true, correct and complete copy of documents embodying each Company Employee Plan (including each International Employee Plan, if any) and each Employee Agreement, including all amendments thereto and all related trust documents, that are listed on Section 2.22(c)(i) of the Disclosure Schedule.  The furnished documents include: (ii) the reports for 2009 (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if a Company Employee Plan is funded, the most recent annual accounting of Company Employee Plan assets; (iv) the summary plan description for the 401(k) plan and insurance certificates issued with respect to Company Employee Plans that are insured; (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) written communications, if any, material for 2011 to Employees generally relating to any Company Employee Plan and any proposed Company Employee Plan, any written communications to Employees relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company; (vii) all material correspondence to or from any governmental agency, if any, relating to any Company Employee Plan; (viii) all policies, if any, pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ix) nondiscrimination test reports and summaries for each Company Employee Plan for the 2010 plan year, if any are required; and (x) all IRS determination or opinion letters issued, if any, and all applications and correspondence with the IRS and/or the DOL, if any, with respect to such application or letter with respect to each Company Employee Plan.

(e)                                  Employee Plan Compliance.  The Company and each ERISA Affiliate has performed in all material respects all obligations required to be performed by them under, is not in default or violation of, and, to the Knowledge of the Company, there has been no default or violation by any other party to, any Company Employee Plan.  Except as set forth on Section 2.22(e) of the Disclosure Schedule, each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Laws, statutes, Orders, rules and regulations, including ERISA and the Code.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect its tax-qualified status.  Except as set forth on Section 2.22(e) of the Disclosure Schedule, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Sections 4975(c)(2) and 4975(d) of the Code or Section 408 of ERISA, has occurred with respect to any

Company Employee Plan.  There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company or any ERISA Affiliate.  There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL or any other Governmental Entity with respect to any Company Employee Plan.  To the Knowledge of the Company, neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  Except as set forth on Section 2.22(e) of the Disclosure Schedule, the Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(f)                                    The Company is in material compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Closing Date, and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(g)                                 No Pension Plan or Funded Welfare Plans or MEWAs.  Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to or agreed to contribute to, or otherwise be part of, any (i) Pension Plan, including a plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) a “funded welfare plan” within the meaning of Section 419 of the Code, or (iii) a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employer (including one or more self-employed individuals), or to their beneficiaries.

(h)                                 No Self-Insured Plan.  Except as set forth on Section 2.22(h) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or agreed to contribute to any self-insured plan that provides benefits to Employees (including any such plan pursuant to which a stop-loss policy or contract applies) and no Company Employee Plan is self-insured.

(i)                                     No Collectively Bargained, Multiemployer and Multiple-Employer Plan.  At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) and 4001(a)(3) of ERISA).  Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(j)                                     No Retiree Obligations.  No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and the Company has not ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(k)                                  COBRA; FMLA; HIPAA.  The Company and each ERISA Affiliate has, prior to the Effective Time, complied in all material respects with COBRA, FMLA, HIPAA, the Patient Protection and Affordable Care Act, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, the Medicare Prescription Drug, Improvement and Modernization Act of 2003, Patient Protection and Affordable Care Act of 2010, and any similar provisions of state Law applicable to its Employees and the applicable Company Employee Plan.  To the Knowledge of the Company, to the extent required under HIPAA and the regulations issued thereunder, the Company has, prior to the Effective Time, performed in all material respects all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the nondiscrimination requirements of HIPAA (45 C.F.R. Parts 144 and 146), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142) as applicable to any Company Employee Plan.

(l)                                     Effect of Transaction.  Except as set forth in Section 2.22(l) of the Disclosure Schedule, a Change of Control Trigger will not (i) result in any payment (including compensation, severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company, (iv) result in any obligation to fund benefits with respect to any Employee, or (v) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code ((i) through (v), inclusive, collectively, the “Change of Control Benefits”).  “Change of Control Trigger” shall mean either (A) the execution and delivery of this Agreement, (B) the approval by the Members of the Merger, this Agreement or the consummation of the transactions contemplated hereby, or (C) the consummation of the transactions contemplated hereby, in each case, either alone or in connection with any other event, including any termination of employment or service.  “Change of Control Agreement” shall mean each Company Employee Plan and each Employee Agreement under which a Change of Control Trigger will or could result in any Change of Control Benefits (without regard to any amendment(s) thereto entered into in accordance with the Recitals of this Agreement).  Section 2.22(l) of the Disclosure Schedule lists all Change of Control Agreements.

(m)                               Employment Matters.  The Company is in compliance in all material respects with all applicable foreign, federal, state and local Laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no Actions, suits, claims or administrative matters pending, or, to the Knowledge of the Company, threatened against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan.  There are no pending, or, to the Knowledge of the Company, threatened claims or actions against the Company or any Company trustee under any worker’s compensation policy or long-term disability policy.  The Company is not a party to a conciliation agreement, consent decree or other agreement or Order with any Governmental Entity with respect to employment practices.  The services provided by each of the Company’s and its ERISA Affiliates’ Employees is terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate.  Section 2.22(m) of the Disclosure Schedule lists all Liabilities of the Company to any Employee, that result from the termination by the

Company or Parent of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof.  Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any employee leased from another employer or with respect to any person currently or formerly classified as exempt from overtime and minimum wages.

(n)                                 Labor.  No work stoppage, slowdown, concerted refusal to work overtime, labor strike, or other labor dispute against the Company is pending, or to the Knowledge of the Company, threatened.  To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any Employees.  There are no Actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened relating to any labor matters involving any Employee, including charges of unfair labor practices.  The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

(o)                                 No Interference or Conflict.  To the Knowledge of the Company, no Securityholder, Manager, officer, Employee or Consultant of the Company is obligated under any Contract or agreement, or subject to any judgment, decree, or Order of any Court or Governmental Entity that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the Company’s business.  Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted nor any activity of such officers, Managers, Employees or Consultants in connection with the carrying on of the Company’s business as presently conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, Managers, Employees, or Consultants is now bound.

(p)                                 International Employee Plan.  Neither the Company nor any ERISA Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.

2.23                           Insurance.  Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, Employees, officers and Managers of the Company or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies.  There is no claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds.  There is no pending claim the total value of which (inclusive of defense expenses) will exceed the policy limits.  All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since the respective dates set forth on Section 2.23 of the Disclosure Schedule and remain in full force and effect.  To the Knowledge of the Company, there is no threatened termination of, or pending premium increase with respect to, any of such policies or bonds.  Neither the Company nor any Affiliate of the Company (including any ERISA Affiliate) has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.24                           Compliance with Laws.  The Company has, since its date of formation, materially complied and is in material compliance with all applicable Laws to which the Company, its properties and assets and its business, as currently conducted and as currently contemplated to be conducted, are subject.  The Company has not received any notice of any violation with respect to any applicable Law.

2.25                           Export and Import Control Laws.

(a)                                  The Company has, at all times, conducted its export and import transactions in accordance with all applicable Export and Import Control Laws.  Without limiting the foregoing: (i) the Company is in compliance with the terms of all applicable Export and Import Approvals; (ii) there are no pending or, to the Knowledge of the Company, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other Actions against the Company with respect to any Export and Import Control Laws; (iii) there are no Actions, conditions or circumstances pertaining to the Company’s export or import transactions that may give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other Actions under the Export and Import Control Laws; and (iv) no approval from a Governmental Entity is required for the transfer of Export and Import Approvals to Parent are required, or such approvals can be obtained expeditiously without material cost.

(b)                                 The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Export and Import Control Laws.

(c)                                  Section 2.25(c) of the Disclosure Schedule sets forth the true, correct and complete export control classifications, Harmonized Tariff Schedule Codes, and Schedule B Codes applicable to the Company’s products, services, software and technologies.

2.26                           Anti-Corruption and Anti-Bribery.

(a)                                  The Company (including any of its officers, Managers, agents, Employees, Affiliates or other Person associated with or acting on its behalf) has not, directly or indirectly, used any corporate funds for unlawful contributions, gifts, services of value, entertainment or other unlawful expenses relating to political activity, made or promised to make any unlawful payment or gave or promised to give, anything of value to foreign or domestic Governmental Officials or employees or made, or promised to make any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action that would cause any of them to be in violation of any Anti-Corruption or Anti-Bribery Laws.

(b)                                 There are no pending or, to the Knowledge of the Company, threatened Actions, claims, charges, investigations, violations, settlements, civil or criminal enforcement actions or lawsuits against the Company with respect to any Anti-Corruption and Anti-Bribery Laws.

(c)                                  There are no Actions or, to the Knowledge of the Company, conditions or circumstances pertaining to the Company’s activities that could reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws.

2.27                           Government Contracts.  The Company has no Government Contracts.

2.28                           Warranties; Indemnities.  Except as otherwise provided in Section 2.14(e)(x) and warranties implied by Law, the Company has not given any warranties or indemnities relating to Company Products and Services or technology sold or rendered by the Company.

2.29                           Substantial Customers and Suppliers.

(a)                                  Section 2.29(a) of the Disclosure Schedule lists each of the Company’s top 40 customers by yearly revenue for the year ended December 31, 2010.

(b)                                 Section 2.29(b) of the Disclosure Schedule lists, for each of the 25 largest suppliers of the Company on the basis of cost of goods or services purchased for the 12 month period ending on the Current Balance Sheet Date, the suppliers name and the amount of goods or services purchased for the twelve month period ending on the Current Balance Sheet Date.

(c)                                  Except as set forth on Section 2.29(c) of the Disclosure Schedule, no such customer or supplier has (i) ceased or materially reduced its purchases from or sales or provision of services to the Company since the beginning of such twelve month period; (ii) to the Knowledge of the Company, threatened to cease or materially reduce such purchases or sales or provision of services; (iii) to the Knowledge of the Company, been threatened with bankruptcy or insolvency; or (iv) to the Knowledge of the Company, has a dispute or claim with the Company or any reasonable basis therefor.

2.30                           Complete Copies of Materials.  The Company has made available to Parent true, correct and complete copies of each document (or summaries thereof) that has been requested by Parent, including all Contracts and other documents listed on the Disclosure Schedule.

2.31                           Representations Complete.  None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company that on the date hereof and on and as Closing Date, as though made on and as of the Closing Date, as follows:

3.1                                 Organization and Standing.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2                                 Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement and any Related Agreements to which Parent or Merger Sub is a party has been duly executed and delivered by Parent and Merger Sub, as applicable, and constitutes the valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with their terms.

3.3                                 No Conflict; Required Filings and Consents.

(a)                                  The execution and delivery by Parent and Merger Sub of this Agreement and each of the other Related Agreements to which it is a party do not, and the performance of this Agreement and each of the other Related Agreements to which it is a party will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or the certificate of formation or limited liability company agreement of Merger Sub, or (ii) conflict with or violate in any material respect any Law or Order applicable to Parent or Merger Sub or by which its or any of their respective properties, rights or assets is bound or affected.

(b)                                 The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement shall not, require Parent or Merger Sub to obtain the Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Person or Governmental Entity, except for (i) the filing of the Certificate of Merger in accordance with Delaware Law; (ii) if necessary or required, antitrust filings under the HSR Act or any applicable foreign jurisdictions; (iii) compliance with applicable requirements of the Securities Act of 1933, as amended, and any applicable foreign or state securities or “blue sky” Laws; and (iv) such other consents, authorizations, filings, approvals, notices and registrations that, if not obtained or made, would not prevent, materially alter or materially delay the consummation of any of the transactions contemplated by this Agreement.

3.4                                 Cash Resources.  Parent will have sufficient cash on hand at the Closing to pay the Merger Consideration.

3.5                                 Brokers’ and Finders’ Fees.  Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will the Company incur, directly or indirectly, any such liability based on arrangements made by or on behalf of Parent.

3.6                                 Litigation.  There are no Actions, suits, proceedings or investigations pending or, to Parent’s knowledge, threatened against Parent or any of its properties before or by any court or arbitrator or any Governmental Entity in which there is a reasonable likelihood (in the judgment of Parent) of an adverse decision that is reasonably likely to impair the ability of Parent to perform in any material respect its obligations under this Agreement or any Related Agreement to which Parent is a party.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1                                 Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to (i) conduct the business of Company, except to the extent that Parent shall otherwise consent in writing in accordance with Section 4.3, in the ordinary course in substantially the same manner as heretofore conducted; (ii) pay the debts and Taxes of the Company when due (subject to Parent’s review and consent to the filing of any Return as set forth in Section 4.1(f)); (iii) pay or perform other obligations when due; and (iv) use commercially reasonable efforts to (x) preserve intact the present business organizations of the Company, (y) keep available the services of the present officers and Employees and (z) preserve the relationships of the Company with its customers, suppliers, distributors, licensors, licensees and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing business of the Company at the Effective Time.  The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time.  Except as expressly contemplated by this Agreement or as expressly set forth on Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Parent in accordance with Section 4.3:

(a)                                  cause or permit any modifications, amendments or changes to the Charter Documents;

(b)                                 organize or establish any subsidiary (whether or not wholly owned) or enter into any new line of business;

(c)                                  except as set forth on Section 4.1(c) of the Disclosure Schedule, undertake any expenditure, transaction or commitment exceeding $10,000 individually or $50,000 in the aggregate, except in the ordinary course of business consistent with past practice, or any commitment or transaction of the type described in Section 2.12;

(d)                                 except as otherwise provided in Section 4.1(n), pay, discharge, waive or satisfy any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including any Indebtedness, other than the payment, discharge or satisfaction of amounts in the ordinary course of business of liabilities reflected or reserved against on the Current Balance Sheet;

(e)                                  adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP;

(f)                                    make or change any material Tax election, change any annual Tax accounting period, adopt or change any Tax accounting method, enter into any Tax closing agreement, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, surrender any right to claim a refund of Taxes or file any initial or amended Return inconsistent with past practice;

(g)                                 revalue any of its assets (whether tangible or intangible), including writing down the value of inventory;

(h)                                 (A) declare, set aside or pay any dividends on or make any other distributions (whether in cash, Company Units or other property) in respect of any Company Units; (B) split, combine or reclassify any Company Units; (C) issue or authorize the issuance of any other securities in respect of, in lieu of, in exchange for or in substitution for Company Units; or (D) directly or indirectly repurchase, redeem or otherwise acquire any Company Units (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Units);

(i)                                     Except as set forth on Schedule 4.1(i) of the Disclosure Schedule, increase or otherwise change the salary or other compensation payable or to become payable to any officer, Manager, Employee, Consultant or advisor of the Company, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash, equity or other property) of a severance payment, change of control payment, termination payment, bonus or other additional salary or compensation to any such person;

(j)                                     convey, sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable of the Company, except properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practice;

(k)                                  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(l)                                     make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement, except for advances to Employees for travel and business expenses in the ordinary course of business consistent with past practices;

(m)                               incur any Indebtedness, amend the terms of any outstanding Indebtedness or issue or sell any debt securities or guarantee any debt securities of any Person;

(n)                                 waive or release any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company other than amounts less than $5,000 individually or $25,000 in the aggregate in the ordinary course of business consistent with past practice;

(o)                                 accelerate collection of accounts receivable or change the Company’s credit practices or payment terms or provide discounts or other pricing incentives beyond those granted in the ordinary course of business, consistent with past practice;

(p)                                 commence or settle any Action or proceeding, threat of any Action or proceeding or other investigation by or against the Company or relating to any of its businesses, properties or assets;

(q)                                 issue, grant, deliver or sell or authorize or propose or contract for the issuance, grant, delivery or sale of, or purchase or propose or contract for the purchase of, any Company Units or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of Company Class C Units pursuant to the exercise of Company Options outstanding on the date of this Agreement;

(r)                                    (A) sell, lease, license or transfer to any Person any rights to any Company Intellectual Property Rights or enter into any agreement or modify or amend any existing agreement with respect to any Company Intellectual Property Rights with any Person or with respect to any Intellectual Property of any Person except in the ordinary course of business consistent with past practice; (B) purchase or license any Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property of any Person; or (C) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property with a third party;

(s)                                  except as set forth on Section 4.1(s) of the Disclosure Schedule, enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company;

(t)                                    enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or, except as set forth on Section 4.1(t) of the Disclosure Schedule, alter, amend, modify or terminate any of the terms of any Lease Agreements, or waive any term or condition thereof or grant any consents thereunder;

(u)                                 grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any real property or any part thereof; commit any waste or nuisance on any such property; or make any material changes in the construction or condition of any such property;

(v)                                 except as set forth on Section 4.1(v) of the Disclosure Schedule, terminate, amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described on the Disclosure Schedule;

(w)                               acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material or any equity securities, individually or in the aggregate, to the business of the Company;

(x)                                   except as set forth on Section 4.1(x) of the Disclosure Schedule, grant any severance, change of control or termination pay (whether payable in cash, equity or otherwise) to any Employee, except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;

(y)                                 except as set forth on Section 4.1(y) of the Disclosure Schedule, adopt, amend or terminate any Employee Agreement, Company Employee Plan or employee unit purchase or unit option plan, or enter into any employment contract (other than offer letters and letter agreements entered into, in the ordinary course of business and consistent with past practice, with newly hired employees who are terminable “at will” and who are not officers of the Company and which letters and agreements do not provide for any severance, retention or similar benefits) or collective bargaining agreement, pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any Employee, or increase the salaries or wage rates or fringe benefits (whether payable in cash, equity or otherwise) (including rights to severance or indemnification) of its Employees, except pursuant to agreements outstanding on the date hereof that have been previously been disclosed in writing to Parent;

(z)                                   make any representations or issue any communications to Employees that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Parent;

(aa)                            enter into any strategic alliance, affiliate agreement or joint marketing arrangement or Contract;

(bb)                          except as set forth on Section 4.1(bb) of the Disclosure Schedule, enter into any Contract that if entered into on or prior to the date hereof would be required to be disclosed in Section 2.15(a)(i) through Section 2.15(a)(xxi), inclusive, of the Disclosure Schedule, or amend any Contract disclosed or required to be disclosed in Section 2.15(a)(i) through Section 2.15(a)(xxi), inclusive, of the Disclosure Schedule;

(cc)                            except as set forth on Section 4.1(cc) of the Disclosure Schedule, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock or any other equity or similar incentive awards (including any long term incentive awards), or reprice stock options (through amendment, exchange or otherwise) or authorize cash payments or new equity awards in exchange for any stock options, other than as provided by this Agreement;

(dd)                          except as set forth on Section 4.1(dd) of the Disclosure Schedule, hire, offer to hire or terminate any Employee or encourage or otherwise cause any Employee to resign from the Company;

(ee)                            except as set forth on Section 4.1(ee) of the Disclosure Schedule, promote, demote, terminate or otherwise change the employment status or titles of any Employee;

(ff)                                alter, or enter into any commitment to alter, its interest in any Person in which the Company directly or indirectly holds any interest;

(gg)                          cancel, amend or renew any insurance policy; or

(hh)                          take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(gg), inclusive, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder, or (ii) cause or result in any of its representations and warranties contained herein being untrue or incorrect.

4.2                                 No Solicitation.

(a)                                  Until the earlier of (i) the Effective Time or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1, the Company shall not (nor shall the Company permit, as applicable, any of its officers, Managers, Employees, agents (including its financial, legal, accounting or other advisors), Affiliates, Securityholders or any of their respective representatives to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (i) solicit, facilitate, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company or any amount of Company Units (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction (any such offer, proposal or inquiry, an “Acquisition Proposal”); (ii) disclose any information not customarily disclosed to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to its properties, technologies, books or records not customarily afforded such access; (iii) assist or cooperate, or participate in any discussion, with any Person in connection with an Acquisition Proposal; or (iv) enter into any contract, agreement, binding or nonbinding term sheet, or arrangement with any Person concerning or relating to an Acquisition Proposal.  The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent and its representatives) that are the subject matter of clause (i), (ii), (iii) or (iv) above.  Until the earlier of (A) the Effective Time or (B) the date of termination of this Agreement pursuant to the provisions of Section 8.1, the Company will not waive (and will enforce) the provisions of any confidentiality or other similar agreement, and any “standstill” or other similar agreement, in each case to which the Company is a party.

(b)                                 The Company shall notify Parent promptly (but in no event later than 24 hours) (i) after receipt by the Company or its officers, Managers, Employees, agents (including its financial, legal, accounting or other advisors), Affiliates, Securityholders or their respective representatives of any unsolicited offer, proposal, inquiry, communication or expression of interest regarding a bona fide Acquisition Proposal; (ii) if any of the foregoing Persons engages in any negotiations or discussions relating to an Acquisition Proposal or any modification of or amendment to any Acquisition Proposal; (iii) request for nonpublic information relating to the Company or for access to the properties, books or records of the Company; or (iv) communication or notice by any Person that it is considering making, or has made, an Acquisition Proposal or that could reasonably be expected to lead to an Acquisition

Proposal.  Such notice to Parent shall be made orally and in writing and shall indicate (A) the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, and (B) a summary of the terms of such bona fide Acquisition Proposal (and a copy thereof, if in writing).  In no event will the Company accept or enter in any Acquisition Proposal prior to the earlier of the Closing Date or the date of termination of this Agreement pursuant to its terms, and the Company agrees that any negotiations in progress as of the date hereof with respect to any Acquisition Proposal will be immediately terminated or suspended.  The Company shall indemnify Parent, its representatives and agents from and against any claims by any party to an Acquisition Proposal based upon or arising out of the discussion or consummation of the transactions contemplated by this Agreement.

(c)                                  The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, Manager, Employee, agent (including financial, legal, accounting or other advisors), Affiliate, Securityholder of the Company, or any of their representatives, shall be deemed to be a breach of this Agreement by Company.

4.3                                 Procedures for Requesting Parent Consent.  If the Company desires to take or not take any action that would require the written consent of Parent pursuant to Section 4.1, prior to taking or not taking such action, the Company may request such written consent by sending an email or fax to the individuals set forth on Schedule 4.3, or such individual’s designee, and the Company may not take or refrain from taking such action until such consent in writing (which may be by email or fax, with confirmation of receipt) has been received from one of the individuals on Schedule 4.3.  Parent shall acknowledge such request promptly upon receipt and in any event respond to such request within one business day.  If the Company does not receive a response within such period, it may notify Parent again using the procedures set forth above, and if the Company has not received a response within 24 hours of its second request, consent shall be deemed given by Parent for the Company to take or not take such action.  The parties agree that should immediate action be required, they will use their commercially reasonable efforts to reach a decision regarding the consent as soon as possible.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1                                 Reasonable Efforts.  Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws and regulations to (a) consummate and make effective the transactions contemplated hereby, (b) cause all conditions to the obligations of the other parties hereto to effect the Merger to occur, (c) obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder, and (d) effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or Affiliates or of the Company; (ii) the imposition of any limitation on the ability of Parent, its subsidiaries or Affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the business of the Company; or (iii) the imposition of any impediment on Parent, its subsidiaries or Affiliates or the Company under any statute, rule, regulation, decree, Order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (i), (ii) or (iii) an “Action of Divestiture”).  Nothing herein shall require Parent to litigate with any Governmental Entity.

5.2                                 Member Approval.

(a)                                  As promptly as practicable following the execution of this Agreement, but in no event longer than two business days thereafter, the Company shall submit this Agreement and the transactions contemplated hereby to its Members for approval and adoption as provided by Florida Law and the Charter Documents.  Such submission, and any proxy or consent in connection therewith, (i) shall include a solicitation of the Requisite Member Vote and (ii) shall specify that adoption of this Agreement shall constitute approval by the Members of (i) the escrow and indemnification obligations of the Unitholders set forth in Article VII and the deposit of the Escrow Amount and the Expense Escrow Amount into the Escrow Fund and the Expense Escrow Account, respectively, as contemplated by Section 1.8(b), and (ii) in favor of the appointment of Reed Colley as Securityholders’ Representative, under and as defined in this Agreement.  The Company shall use its reasonable efforts to obtain the consent of its Members holding the Requisite Member Vote to approve this Agreement and the transactions contemplated by this Agreement and to enable the Closing to occur as promptly as practicable.

(b)                                 Any materials to be submitted to the Members in connection with the solicitation of their approval of the Merger and this Agreement (the “Soliciting Materials”), shall be subject to review and approval (not to be unreasonably withheld) by Parent and shall include information regarding the Company, the terms of the Merger and this Agreement, and the unanimous recommendation of the Board of Managers of the Company in favor of the Merger and this Agreement, including each of the matters set forth in Section 5.2(a).  Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its Affiliates or associates that has not been consented to in writing by Parent prior to such inclusion.  The Company and Parent will promptly advise the other in writing if at any time prior to the Closing the Company or Parent, as the case may be, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Law; provided, however, that Parent shall only be required to provide notice of any such facts to the extent that such facts relate to information furnished in writing by Parent or Merger Sub for the express purpose of inclusion in such Soliciting Materials.

(c)                                  The Board of Managers of the Company shall not alter, modify, change or revoke its unanimous approval of the Merger, this Agreement and the transactions contemplated hereby, and its unanimous recommendation to the Members to vote in favor of this Agreement and the transactions contemplated by this Agreement.

(d)                                 The information prepared by the Company furnished on or in any document mailed, delivered or otherwise furnished to Unitholders by the Company in connection with the solicitation of their consent to this Agreement, the transactions contemplated hereby and the other matters contemplated by Section 5.2 will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.

(e)                                  The Company shall distribute Joinder Agreements in the form attached as Exhibit E (each a “Joinder Agreement”) to the Unitholders and Optionholders (other than the Small-lot Optionholders) promptly following the execution of this Agreement and use its reasonable efforts to obtain executed copies of a Joinder Agreement on or prior to the Closing Date from each Unitholder and Optionholder (other than the Small-lot Optionholders) and to deliver executed copies thereof to Parent prior to the Closing.

5.3                                 Regulatory Approval.

(a)                                  To the extent necessary or required, as soon as may be reasonably practicable, the Company and Parent (and any applicable Unitholder) shall make all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby.  Each of Parent and the Company shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.3 to comply in all material respects with applicable Law.

(b)                                 The Company and Parent (and/or any applicable Unitholder) each shall promptly (i) supply the others with any information which reasonably may be required in order to effectuate the filings contemplated by Section 5.3(a), and (ii) supply any additional information which reasonably may be required by the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.  Except where prohibited by applicable Law, the Company shall consult with Parent prior to taking a position with respect to any such filings, shall permit Parent to review and discuss in advance, and consider in good faith the views of Parent in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with Parent in preparing and providing such information and promptly provide Parent (and its counsel) copies of all filings, presentations and submissions (and a summary of oral presentations) made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.  Parent shall have principal control over the strategy for interacting with such Governmental Entities in connection with the matters contained in this Section 5.3.

(c)                                  Each of Parent and the Company shall notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all materials respect with, applicable Law.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.3(a), Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

5.4                                 Access to Information.  The Company shall afford Parent and its accountants, counsel and other representatives reasonable access during the period from the date hereof through the Effective Time to (a) all of the properties (including for the performance of environmental tests or investigations as Parent may desire and as may be permitted by any lessor), books, contracts, commitments and records of the Company, including all Company Intellectual Property Rights (including access to design processes and methodologies and all source code); (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company as Parent may reasonably request, and (iii) all Employees (subject to restrictions imposed by applicable Law) of the Company as identified by Parent.  The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request.  Parent will provide the Company with copies of such publicly available information about Parent as the Company may request.  No information or knowledge obtained in any investigation pursuant to this Section 5.4 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

5.5                                 Confidentiality.  Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.4, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement, dated as of February 23, 2011 (the “Nondisclosure Agreement”), between the Company and Parent.  Parent and the Company agree that such information will constitute “Proprietary Information” as contemplated by the Nondisclosure Agreement, notwithstanding any failure (i) to specifically designate such information as “Confidential,” “Proprietary” or some similar designation, and (ii) to confirm in writing that information communicated orally is “Proprietary Information.”  The Company further acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws.  Accordingly, the Company acknowledges and agrees not to engage in any discussions or correspondence regarding transactions in the Parent Common Stock in violation of applicable securities Laws.

5.6                                 Public Disclosure.  Neither Parent nor the Company (nor any of their respective representatives) shall issue any statement or communication to any third party (other than their agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities Laws and the rules and regulations of The Nasdaq Stock Market.

5.7                                 Notification of Certain Matters.  The Company shall give prompt notice to Parent of (a) the occurrence or non-occurrence of any event, which occurrence or non-occurrence is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time; and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice, or (ii) constitute an acknowledgment or admission of a breach of this Agreement.  No disclosure by the Company pursuant to this Section 5.7 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.8                                 Additional Documents and Further Assurances.  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

5.9                                 Contracts.

(a)                                  Consents.  The Company shall use its reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract, and give all necessary notices to such parties, as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 2.4 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time.  Such consents, waivers, approvals and notices shall be in a form reasonably acceptable to Parent.  In the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver, approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee or other similar consideration, including increased rent payments, acceleration of rent payments or other payments under the Contract relating to such consent, waiver, approval, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval, and Parent shall be entitled to indemnification for the payment of any such consent fee or other similar consideration and the amounts set forth on Schedule 5.9(a).  The Company shall also use its reasonable efforts to obtain and deliver to Parent from each of the landlords under leases of premises containing more than 5,000 square feet an estoppel certificate, in a form acceptable to Parent, certifying (a) that the form of the applicable Lease Agreement delivered by the Company to Parent is a true, correct and complete copy of such Lease Agreement and is in full force and effect, (b) that such Lease Agreement has not been modified and that no material rights have been waived thereunder, (c) the aggregate monthly rental then payable thereunder, and (d) that, to the knowledge of the landlord, there exist no defaults on the part of any party to the Lease Agreement or specifying the nature of any such defaults, and providing such further information about the Lease Agreement or the applicable premises as may be reasonably required by Parent.

(b)                                 Termination of Agreements.  The Company shall terminate each of the agreements listed on Schedule 5.9(b) (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, so that each such agreement shall be of no further force or effect immediately following the Effective Time.  Upon the Closing, the Company shall have paid all amounts owed pursuant to the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Surviving Company will not incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date.

5.10                           Employee Matters.

(a)                                  Proprietary Information and Inventions Assignment Agreements.  The Company shall use its reasonable efforts to cause each Employee to have entered into and executed, and each person who becomes an employee of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, an Employee Proprietary Information Agreement with the Company effective as of such employee’s first date of employment or service and a confirmatory assignment of Intellectual Property in a form reasonably acceptable to Parent (the “Confirmatory Assignment”). The Company shall use its reasonable efforts to cause each current and former Consultant or contractor of the Company to have entered into and executed, and each person who becomes a consultant or contractor of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a Consultant Proprietary Information Agreement with the Company effective as of such consultant or contractor’s first date of service.

(b)                                 Employment and Non-Competition Agreements.  Prior to or concurrent with execution of this Agreement, the Company shall cause each of the Key Future Employees to execute and deliver to Parent an Employment Agreement and a Non-Competition Agreement.

(c)                                  Resignation of Officers and Managers.  The Company shall cause each officer and manager of the Company to execute a resignation letter in the form set forth on Exhibit H effective as of the Effective Time.

(d)                                 Termination of Certain Company Employee Plans.  Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all group severance, salary continuation and separation programs (each, a “Severance Plan”), and Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that one or more of such Severance Plans, and 401(k) Plans shall not be terminated).  Unless Parent provides such written notice to the Company, no later than five Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Severance Plan(s), and 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Managers of the Company or such ERISA Affiliate, as the case may be.  The form and substance of such resolutions shall be subject to the prior review and approval of Parent.  The Company also shall take such other actions in furtherance of terminating such Severance Plan(s), and 401(k) Plan(s) as Parent may reasonably require.  In the event that termination of any 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees (such charges or fees, the “401(k) Fees”), then the Company shall reasonably estimate the amount of such 401(k) Fees and provide such estimate in writing to Parent no later than 15 days prior to the Closing Date.

(e)                                  New Employment Benefits.  As of the Effective Time, all Continuing Employees of the Company shall continue as employees of the Surviving Corporation or Parent or a subsidiary of Parent, as Parent directs, with compensation and terms and conditions of employment set forth in their employment agreements or “at-will” offer letters, as applicable.  Continuing Employees shall be eligible to receive employee benefits on substantially the same basis as the benefits received by similarly situated employees of Parent and its subsidiaries and consistent with Schedule 5.10(e).  For purposes of employee benefits for Continuing Employees, to the extent reasonably practicable and permitted by the terms of the plan and Applicable Law, Parent shall cause its employee benefit plans (including, without limitation, those Company benefit plans, if any, which Parent continues), and those of its subsidiaries and affiliates, to give to Continuing Employees full credit under such plans for their service with the Company prior to the Effective Time for purposes of eligibility, participation, vesting and benefits determined by length of service (such as vacation time or severance pay), but not for benefit accruals under any defined benefit plan of Parent or its subsidiaries to the extent service was recognized under analogous Company benefit plans, except where doing so would result in duplication of benefits.  To the extent permitted by Applicable Law and the terms of the plans, and to the extent reasonably practicable, Parent shall, or shall cause its employee benefit plans, and those of its subsidiaries and affiliates, to use commercially reasonable efforts to: (i) waive any pre-existing condition exclusions (if the condition was covered under the Company Employee Plans or to the extent of any exclusion period applied under the Company Employee Plans); and (ii) provide that any expenses incurred on or before the Effective Time by a Company employee (or such Company employee’s dependents) shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out of pocket provisions.

(f)                                    Notwithstanding anything to the contrary set forth in this Agreement, nothing contained in this Section 5.10 shall require or imply that the employment of Continuing Employees will continue for any particular period of time following the Effective Time.  This Section 5.10 is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties to this Agreement and their respective successors and permitted assigns, to create any third-party beneficiary hereunder, or to be interpreted as an amendment to any plan of Parent or any subsidiary of Parent.

5.11                           Expenses.

(a)                                  Except as otherwise provided in this Agreement, (i) all fees, costs and expenses of Parent or Merger Sub incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Parent whether or not the Merger is consummated and (ii) all fees, costs and expenses of the Company and the Securityholders’ Representative incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, virtual data room providers, legal counsel and other advisors, shall be obligations of the Unitholders and Optionholders, which will be deducted from the Merger Consideration as set forth in this Agreement.  At least five (5) Business Days prior to the Closing Date, the Company shall provide Parent with a statement (the “Statement of Expenses”), in a form reasonably acceptable to Parent and certified as true, correct and complete by the Company’s Chief Executive Officer and Chief Financial Officer as of the Closing, containing Estimated Transaction Expenses, and such statement shall show in reasonable detail both previously paid and currently unpaid Transaction Expenses incurred by the Company or any other Person (for which the Company may pay or reimburse others or may otherwise be obligated to pay or reimburse others or may be or may become liable) as well as the Transaction Expenses that are expected to be incurred by the Company or any other Person (for which the Company may pay or reimburse others or may otherwise be obligated to pay or reimburse others or may be or may become liable) in connection with this Agreement and the transactions contemplated hereby.  Parent shall be entitled to indemnification for Transaction Expenses incurred by the Company that are not reflected on the Statement of Expenses (“Excess Transaction Expenses”) in accordance with Section 7.2(a)(vii), which shall not be limited by the Threshold Amount.

5.12                           Spreadsheet.  The Company shall deliver to Parent and the Paying Agent at least five (5) Business Days prior to the Closing Date a spreadsheet (the “Spreadsheet”) substantially in the form attached as Schedule 5.12, which spreadsheet shall be certified as true, correct and complete by the Company’s Chief Executive Officer and Chief Financial Officer as of the Closing and which shall include:

(a)                                  the calculation of “Merger Consideration,” including a separate line item for each adjustment thereto in accordance with the definition of “Merger Consideration”;

(b)                                 a calculation of the “Per Unit Consideration” in accordance with the definition of “Per Unit Consideration”;

(c)                                  a calculation of the “Escrow Amount” in accordance with the definition of “Escrow Amount”;

(d)                                 a calculation of the “Expense Escrow Amount” in accordance with the definition of “Expense Escrow Amount”;

(e)                                  a calculation of the outstanding Indebtedness of the Company as of the date of the Agreement;

(f)                                    with respect to each Unitholder, (i) such Unitholder’s address and social security number (or tax identification number, as applicable); (ii) the number of Company Units held by such Unitholder (including whether such units are Company Common Units, Company Class A Preferred Units, Company Class B Preferred Units or Company Class C Units); (iii) the date of acquisition of such units; (iv) for units acquired on or after January 1, 2011, such Unitholder’s basis in such units; (v) the Pro Rata Portion applicable to such Unitholder; (vi) the amount of cash to be paid to each holder pursuant to

Section 1.6; and (vii) to the extent reasonably determinable, the amount of cash, if any, to be paid by or on behalf of the Unitholder in settlement of Tax withholding obligations pursuant to Section 1.6(d);

(g)                                 with respect to each holder of Company Options, (i) such holder’s address and social security number (or tax identification number, as applicable); (ii) the number of Company Units underlying each Company Option held by such holder; (iii) the respective exercise price per unit of such Company Option; (iv) the respective grant date(s) of such Company Option; (v) whether the holder of such Company Option is a Continuing Employee or Key Future Employee; (vi) the amount of cash to be paid to each holder pursuant to Section 1.6; and (vii) to the extent reasonably determinable,  the amount of cash, if any, to be paid by or on behalf of the holder in settlement of Tax withholding obligations pursuant to Section 1.6(d); and

(h)                                 such other information that Parent or the Paying Agent may reasonably request.

5.13                           Release of Liens.  On or before the Closing Date and to be effective no later than the Closing Date, the Company shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth on Schedule 5.13.

5.14                           Repayment of Indebtedness and Payment of Amounts Due Under the 2011 Bonus Plan.

(a)                                  On or before the Closing Date and except as otherwise instructed in writing by Parent, the Company shall repay and extinguish all Indebtedness, in each case without any further liability to the Company or Parent, and, in the case of Indebtedness to be repaid and extinguished at the Closing, shall deliver, at least three Business Days prior to the Closing Date, executed payoff letters from each lender, creditor, noteholder or other counterparty to which such Indebtedness is owing, in each case (a) that sets forth the amount to be paid on or prior to the Closing Date, together with wire transfer instructions and (b) evidencing that the payment of such amount would result in the full repayment, satisfaction, release, and discharge of all current and future obligations of the Company in respect of such item and of all current and future Liens relating to such item.

(b)                                 (i) On or before the Closing Date, Parent shall make available to the Company or the Surviving Company, as applicable, for the benefit of the Company, the aggregate amount payable to the Bonus Plan Employees, as provided on the line item of the adjustment to the Merger Consideration set forth in Section 5.12(a) (the “Bonus Plan Amount”).  On or promptly following the Closing Date, the Surviving Company shall distribute, or cause to be distributed (including by means of a payroll processor), the amount payable to each Bonus Plan Employee, in each case, less (i) any Bonus Plan Escrow Amount attributable to such Bonus Plan Employee, which shall be distributed to the Escrow Agent and the Expense Escrow Agent, and (ii) applicable Tax withholding.

(ii)                            Prior to the Effective Time, the Company shall take all actions necessary to effect the transactions anticipated by Section 5.14(b)(i), including adopting all resolutions, delivering all required notices, obtaining consents from each Bonus Plan Employee and taking any other actions that are necessary or appropriate to effectuate this Section 5.14(b)(ii), including obtaining the agreement by the Bonus Plan Employees to the escrow and indemnification obligations of the Bonus Plan Employee set forth in Article VII and the deposit of the Bonus Plan Escrow Amount into the Escrow Fund and the Expense Escrow Account as contemplated by Section 5.14(b)(i), and to the appointment of Reed Colley as Securityholders’ Representative under and as defined in this Agreement.  Immediately prior to the Effective Time, the Company shall terminate the 2011 Bonus Plan.

5.15                           Tax Matters.

(a)                                  Tax Treatment.

(i)                                                       Unless otherwise required by the IRS or any other applicable taxing authority, the parties agree to treat and report the Merger for U.S. federal and, to the extent applicable, state income tax purposes as (A) a taxable sale of the Company’s assets to Parent for a purchase price equal to the Merger Consideration increased by the amounts referred to in clauses (1), (2) and (3) of the definition of such term in Section 1.6 (a) (xl) plus any liabilities of the Company assumed by the Surviving Company in connection with the Merger or to which the Company’s assets are subject in the hands of the Surviving Company as of the Closing, (B) a payment by the Company (and not by the Surviving Company or Parent) of the amounts referred to in clauses (1), (2) and (3) of the definition of the term Merger Consideration in Section 1.6 (a) (xl), and (C) liquidation of the Company.  Parent, the Company, and the Unitholders shall not take any actions or positions inconsistent with the obligations of the parties with respect to Tax matters set forth herein.

(ii)                                                    Within ninety (90) days after the Closing Date, Parent shall provide the Securityholders’ Representative with an allocation of the consideration payable pursuant to this Agreement among the assets of the Company, prepared by an independent appraiser selected by Parent and reasonably acceptable to the Securityholders’ Representative (and who the parties agree may be Duff & Phelps, LLC and in accordance with Section 1060 of the Code and Treasury Regulations thereunder (and any similar provision of state, local or non-U.S. law, as appropriate) (the “Allocation”) for the Securityholders’ Representative’s review and comment.  If the parties agree to such Allocation, (A) the Allocation shall be conclusive and binding upon Parent, the Company, and the Unitholders for all purposes, and (B) the parties agree that all returns and reports (including IRS Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise take a position on a Tax Return that is inconsistent with) the Allocation unless required by the IRS or any other applicable taxing authority.

(b)                                 Responsibility for Taxes and Tax Returns.

(i)                                                       The Securityholders’ Representative shall prepare, or cause to be prepared, and the Securityholders’ Representative or Parent shall cause to be filed, all income and other similar Returns for the Company for any Pre-Closing Tax Period for which items of income, deductions, credits, gains or losses are passed through to the Unitholders (including, for the avoidance of doubt, any amendments of such Returns).  Such Returns shall be prepared in accordance with applicable law and consistent with past practices (to the extent applicable).  The Securityholders’ Representative shall permit Parent to review and comment on each such Return prior to filing and shall consider in good faith Parent’s reasonable comments.

(ii)                                                    Except as set forth in Section 5.15(b)(i), Parent shall prepare and file, or cause to be prepared and filed, all other Returns for the Company required, in Parent’s sole discretion, to be filed for any taxable period (including, for the avoidance of doubt, any amended Returns and any filings required to be made with respect to Company Employee Plans), provided that no Return for any Pre-Closing Tax Period shall be filed without the prior written consent of the Securityholders’ Representative (not unreasonably to be withheld or delayed) if the filing of such Return could result in any liability of the Unitholders and/or Optionholders to indemnify the Company, the Surviving Company or Parent under this Agreement unless, in the judgment of a nationally recognized accounting firm (which may be PricewaterhouseCoopers, LLP), after consultation with the Securityholders’ Representative, the filing position suggested by the Securityholders’ Representatives is not more likely than not to be sustained.

(iii)                                                 All audits or other controversies in respect of Taxes that could give rise to an obligation of the Unitholders and/or Optionholders to indemnify the Company, the Surviving Company or Parent under this Agreement (whether administrative or judicial) shall be conducted in accordance with the provisions of Section 7.6(d).

(iv)                                                Parent and the Surviving Company agree to utilize, or cause their Affiliates to utilize, the alternate procedure set forth in Revenue Procedure 2004-53, 2004-2 C.B. 320, with respect to wage reporting.

(c)                                  Cooperation; Audits.  In connection with the preparation of Returns, audit examinations, and any proceedings relating to the liabilities for Taxes of the Company, Parent and the Surviving Company, on the one hand, and the Securityholders’ Representative and the Indemnifying Parties, on the other hand, shall reasonably cooperate with each other in good faith, including by furnishing or making available during normal business hours the records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims relating to such Taxes.

(d)                                 Certain Transfer Taxes and Fees.  All transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid fifty percent (50%) by the Unitholders and Optionholders and fifty percent (50%) by Parent when due.  The party obligated to file any related Returns or other documentation (or if no party is so obligated, Parent) will, at its own expense, file all necessary Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the other party or parties will, and will cause its Affiliates to, join in the execution of any such Returns and other documentation.

5.16                           RSU Issuances.  Parent shall recommend to its Board of Directors or Compensation Committee, as applicable, that Parent issue an aggregate amount of 375,000 equity units (“Equity Units”) in accordance with Parent’s standard valuation procedures and with Parent’s standard terms and conditions, including vesting of such units, to Continuing Employees of the Company, provided that such Continuing Employee is employed by Parent or a subsidiary of Parent at the time of grant, at or as promptly as practicable after Closing with the allocation schedule to be mutually agreed by Parent and the Company prior to the Closing.  For purposes of this section, Equity Units shall include a combination of stock-settled stock appreciation rights (“SSARs”) and restricted stock units (“RSUs”) as determined by Parent in its sole discretion and each RSU issued shall be counted as two (2) Equity Units while each SSAR shall count as one (1) Equity Unit.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1                                 Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, any of which may be waived, in writing, by the Company, Parent and Merger Sub, of the following conditions:

(a)                                  No Order; Injunctions; Restraints; Illegality.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, Order, injunction or other legal restraint (whether temporary, preliminary or permanent) that is in effect and that has the effect of making the

Merger illegal or otherwise prohibiting or preventing consummation of the Merger or any other transaction contemplated hereby.

6.2                                 Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)                                  Representations, Warranties and Covenants.  (i) The representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) shall have been true and correct on and as of the date of this Agreement and shall be true and correct in all material respects (in each case, without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or “Knowledge” set forth therein), on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it prior to or as of the Closing.

(b)                                 No Company Material Adverse Effect.  Since the Balance Sheet Date, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have, individually or in the aggregate, with all such other events or conditions, a Company Material Adverse Effect.

(c)                                  Member Approval.  Members constituting the Requisite Member Vote and holding not less than 95% of the Total Outstanding Voting Units shall have approved this Agreement and the transactions contemplated hereby, including the appointment of the Securityholders’ Representative and the deposit of the Escrow Amount and the Expense Escrow Amount into the Escrow Fund and the Expense Escrow Account, respectively.  Parent shall have received a duly executed Joinder Agreement from Members holding at least 95% of the Total Outstanding Voting Units as of immediately prior to the Closing.

(d)                                 Unanimous Board Approval.  The Board of Managers of the Company shall have unanimously approved this Agreement and the transactions contemplated hereby, which unanimous approval shall be in full force and effect and shall not have been altered, modified, changed or revoked.

(e)                                  Litigation.  There shall be no Action, suit, claim, order, injunction or proceeding of any nature pending or threatened, (i) against Parent or the Company, their respective properties or any of their respective officers, directors, managers or subsidiaries arising out of, or in any way connected with, the transactions contemplated by this Agreement or otherwise seeking any of the results set forth in Section 6.1(a), or (ii) against the Company, its properties or any of its officers or Managers that has had or is reasonably likely to have a Company Material Adverse Effect.

(f)                                    Governmental Approval.  All material approvals from any Governmental Entity deemed appropriate or necessary by Parent shall have been timely obtained.

(g)                                 Dissenters’ Rights.  The Company shall have delivered notice in accordance with the applicable provisions of Florida Law such that no Member will be able to exercise dissenters’ rights if such Member has not perfected such dissenters’ rights prior to Closing, and Members holding no more than 5% of the Total Outstanding Voting Units shall continue to have a right to exercise appraisal, dissenters’ or similar rights under Florida Law with respect to their Company Units by virtue of the Merger.

(h)                                 Contracts.

(i)                                                       Consents.  Parent shall have received from the Company evidence satisfactory to Parent of all necessary assignment of Contracts and consents, waivers, and approvals of parties to any set forth on Schedule 6.2(h) as are required thereunder in connection with the Merger.

(ii)                                                    Waiver or Termination.  Parent shall have received evidence satisfactory to Parent of the termination or waiver of any rights of co-sale, voting, registration, first refusal, board observation, information or redemption in favor of any Unitholder that by their terms survive the Effective Time, and the termination of the Contracts providing any such rights, in each case effective as of the Effective Time.

(iii)                                                 [Intentionally Omitted]

(i)                                     Employee Matters.

(i)                                                       Key Future Employees.  As of the Closing Date, (A) at least six (6) of each of the Employment Agreements and Non-Competition Agreements with the Key Future Employees set forth on Schedule 6.2(i)(i), including all of the Key Future Employees denoted with an asterisk on such schedule, entered into concurrently with the execution and delivery of this Agreement shall be in full force and effect (other than as a result of any termination by Parent), and (B) no more than two Key Future Employees, who shall not be a Key Future Employee denoted with an asterisk on Schedule 6.2(i)(i), shall have terminated, rescinded or repudiated his or her Employment and/or Non-Competition Agreement or notified Parent or the Company of such person’s intention of leaving the employ of Parent or any of Parent’s subsidiaries (including the Surviving Company) following the Effective Time; provided, however that the condition set forth in this Section 6.2(i)(i) shall be deemed satisfied with respect to any Company Employee who has died or suffered a permanent disability (as defined in Section 22(e)(3) of the Code).

(ii)                                                    Company Employees.  As of the Closing Date, at least 85% of the Employees of the Company (the “Company Employees”) set forth on Schedule 6.2(i)(ii) shall (A) have entered into an “at-will” employment arrangement with Parent or any of its Subsidiaries (including the Surviving Company) pursuant to his or her execution of the employee offer letter and a proprietary information and inventions assignment agreement, (or amendment of the Company’s proprietary information and inventions assignment agreement in a form reasonably acceptable to Parent), in each case on Parent’s standard form, each of which shall be in full force and effect (subject to applicable law and other than as a result of any termination by Parent), (B) be employed by the Company or any of its Subsidiaries as of immediately prior to the Effective Time, and (C) not have notified (whether formally or informally) Parent, any of its Subsidiaries, or the Company of his or her intention of leaving the employ of Parent or any of its Subsidiaries following the Effective Time provided, however that the condition set forth in this Section 6.2(i)(ii) shall be deemed satisfied with respect to any Company Employee who (i) has died or suffered a permanent disability (as defined in Section 22(e)(3) of the Code) or (ii) has not received an offer of employment by Parent consistent with the terms of Section 5.10(e) hereof.

(iii)                                                 Resignation of Officers and Managers.  Parent shall have received a written resignation letter from each of the officers and managers of the Company in the form set forth on Exhibit H effective as of the Effective Time.

(iv)                                                Termination of 401(k) Plans.  Parent shall have received evidence (A) that, unless Parent has explicitly instructed otherwise pursuant to Section 5.10(d), all Company

Employee Plans referred to in Section 5.10(d) have been terminated pursuant to resolution of the Board of Managers of the Company or the ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing, and (B) of the taking of any and all further actions as provided in Section 5.10(d) reasonably capable of being performed prior to the Closing.

(j)                                     Release of Liens.  Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth on Schedule 5.13.

(k)                                  Payment of Indebtedness.  Parent shall have received from the Company evidence reasonably satisfactory to Parent of the payment of all Indebtedness forth on Schedule 6.2(k).

(l)                                     Legal Opinion.  Parent shall have received a legal opinion from Seyfarth Shaw LLP, legal counsel to the Company, together with any Florida counsel’s legal opinion in support thereof, substantially in the form attached as Exhibit I.

(m)                               Audit.  Parent shall have received from the Company an audited consolidated balance sheet as of December 31, 2010, and the related consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month period then ended (the “Closing Financials”).

(n)                                 Closing Deliveries of the Company.  Parent shall have received the following:

(i)                                                       the Statement of Expenses pursuant to Section 5.11(a) at least five (5) Business Days prior to the Closing Date;

(ii)                                                    the Spreadsheet pursuant to Section 5.12 at least five (5) Business Days prior to the Closing Date;

(iii)                                                 certificates in form and substance reasonably satisfactory to Parent from the Company, validly executed by the Company’s Chief Executive Officer or Chief Financial Officer for and on the Company’s behalf, certifying: (A) as to the matters set forth in Section 6.2(a) and Section 6.2(b); (B) that the other conditions to the obligations of Parent and Merger Sub set forth in this Section 6.2 have been satisfied (unless otherwise waived in accordance with the terms hereof); and (C) that each of the Statement of Expenses and Spreadsheet are true, correct and complete;

(iv)                                                a certificate, validly executed by the Chief Financial Officer of the Company, certifying as to (A) the terms and effectiveness of the Charter Documents, (B) the valid adoption of resolutions of the Board of Managers of the Company (whereby the Merger and the transactions contemplated by this Agreement were unanimously approved by the Board of Managers) and (C) that the Members constituting the Requisite Member Vote have adopted and approved the Merger, this Agreement and the consummation of the transactions contemplated hereby; and

(v)                                                   a short-form certificate of good standing from the Secretary of State of the State of Florida that is dated within two (2) Business Days prior to Closing with respect to the Company.

6.3                                 Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)                                  Representations, Warranties and Covenants.  (i) The representations and warranties of Parent and Merger Sub in this Agreement (other than the representations and warranties of Parent and Merger Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct on and as of the date of this Agreement and shall be true and correct in all material respects (in each case, without giving effect to any limitation as to “materiality,” “material adverse effect” or “Knowledge” set forth therein) on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date; and (ii) Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Parent and Merger Sub prior to or as of the Closing.

(b)                                 Closing Deliveries of the Parent.  The Company shall have received from the Parent a certificate in form and substance reasonably satisfactory to the Company from Parent, validly executed by the Parent’s Chief Financial Officer for and on the Parent’s behalf, certifying as to the matters set forth in Section 6.3(a).

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

7.1                                 Survival.  The representations and warranties of the Company contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered by or behalf of the Company under or pursuant to this Agreement shall survive the Closing and the Effective Time and shall remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until 11:59 p.m. (California time) on the date that is 15 months after the Closing Date (such date, the “Survival Date”); provided, however, that (a) the representations and warranties of the Company set forth in: (a) Section 2.2 (Company Capital Structure), Section 2.3 (Authority), Section 2.11 (Tax Matters) and Section 2.14 (Intellectual Property) (such representations and warranties of the Company described in clause (a) of this Section 7.1 being referred to as the “Fundamental Representations”) shall survive the Closing and the Effective Time and shall remain in full force and effect until the expiration of the applicable statute of limitations in the case of Section 2.2 (Company Capital Structure), Section 2.3 (Authority) and Section 2.11 (Tax Matters) or, three years in the case of Section 2.14 (Intellectual Property); and (b) that in the event of fraud with respect to a representation or warranty, such representation or warranty shall survive the Closing and the Effective Time and shall remain in full force and effect in perpetuity with respect to the Person or Persons committing such fraud.  The representations and warranties of Parent and Merger Sub contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall not survive the Closing and shall terminate at the Effective Time.

7.2                                 Indemnification.

(a)                                  The Unitholders, Optionholders and Bonus Plan Employees (each an “Indemnifying Party” and collectively, the “Indemnifying Parties”) shall severally and not jointly indemnify and hold harmless Parent and its officers, directors, Affiliates, employees, agents and representatives, including the Surviving Company (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), against all claims, losses, Taxes, Liabilities, damages, deficiencies, costs, interest, awards, judgments, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”), incurred or sustained by the Indemnified Parties or any of them (including the Surviving Company), directly or indirectly, as a result of the following:

(i)                                                       any breach or inaccuracy of a representation or warranty (other than a Fundamental Representation) of the Company or any other Person on behalf of the Company contained in this Agreement, any Related Agreements or any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement, provided that in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss with respect thereto, no effect will be given to any qualification as to “materiality,” a “Company Material Adverse Effect” or “Knowledge” contained therein;

(ii)                                                    any breach or inaccuracy of a Fundamental Representation (other than the representations and warranties set forth in Section 2.14 (Intellectual Property)) contained in this Agreement, any Related Agreements or any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement, provided that in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss with respect thereto, no effect will be given to any qualification as to “materiality,” a “Company Material Adverse Effect” or “Knowledge” contained therein;

(iii)                                                 any breach or inaccuracy of the representations and warranties set forth in Section 2.14 (Intellectual Property) contained in this Agreement, any Related Agreements or any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement, provided that in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss with respect thereto, no effect will be given to any qualification as to “materiality,” a “Company Material Adverse Effect” or “Knowledge” contained therein;

(iv)                                                any failure by the Company or any other Person on behalf of the Company to perform or comply with any covenant or agreement applicable to any of them contained in this Agreement, any Related Agreements or any certificate or other instrument delivered pursuant to this Agreement;

(v)                                                   any fraud in connection with this Agreement, any Related Agreement or any certificate or other instrument delivered pursuant to this Agreement on the part of the Company or any other Person (other than Parent or Merger Sub), or in connection with the transactions contemplated by this Agreement;

(vi)                                                any Dissenting Unit Payments;

(vii)                                             any Excess Transaction Expenses;

(viii)                                          [Intentionally Omitted]

(ix)                                                  any payment or consideration contemplated by Section 5.9 hereof;

(x)                                                     any unpaid Pre-Closing Taxes (except as provided on Schedule 7.2(a)(x) hereof);

(xi)                                                  any inaccuracy in the Spreadsheet; and

(xii)                                               any Agent Interpleader Expenses or Agent Indemnification Expenses.

(b)                                 The Indemnifying Parties (including any Manager or officer of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving Company or Parent in their respective capacities as Indemnifying Parties with respect to any Loss claimed by an Indemnified Party; provided, however, that any rights to which a director or officer is otherwise entitled pursuant to the Charter Documents, any applicable insurance policy or Florida law shall not be affected by this Article VII.

7.3                                 Limitations.

(a)                                  Except as otherwise set forth in this Section 7.3, the maximum amount that an Indemnified Party may recover from each Indemnifying Party pursuant to claims for indemnification pursuant to Section 7.2(a)(i) shall be limited to such Indemnifying Party’s Pro Rata Portion of the Escrow Fund.

(b)                                 Except as otherwise set forth in this Section 7.3, the maximum amount that an Indemnified Party may recover from each Indemnifying Party pursuant to claims for indemnification pursuant to Section 7.2(a)(ii) and Sections 7.2(a)(iv) through 7.2(a)(xii) shall be limited to, with respect to Unitholders and Optionholders, such Indemnifying Party’s Pro Rata Portion of the Merger Consideration, and with respect to Bonus Plan Employees, such Indemnifying Party’s pro rata portion of the Bonus Plan Amount.

(c)                                  Except as otherwise set forth in this Section 7.3, the maximum amount that an Indemnified Party may recover from each Indemnifying Party pursuant to claims for indemnification pursuant to Section 7.2(a)(iii) shall be limited to, with respect to Unitholders and Optionholders, 50% of such Indemnifying Party’s Pro Rata Portion of the Merger Consideration, and with respect to Bonus Plan Employees, 50% of such Indemnifying Party’s pro rata portion of the Bonus Plan Amount.

(d)                                 Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any Indemnifying Party for any claims or causes of action under applicable law arising out of fraud in connection with this Agreement, any Related Agreement or any certificate or other instrument delivered pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

(e)                                  Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of the Company for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement, any Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement if the Merger does not close or this Agreement is terminated in accordance with its terms.

(f)                                    Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VII notwithstanding the fact that such Indemnified Party had knowledge of the breach, inaccuracy, event or circumstance giving rise to such Loss prior to the Closing, or waived any condition to the Closing related thereto.

(g)                                 Notwithstanding anything to the contrary set forth in this Agreement, nothing shall prohibit Parent from seeking and obtaining recourse against the Indemnifying Parties, or any of them, in the event that Parent issues more than the Merger Consideration to which the Indemnifying Parties, or any of them, are entitled pursuant to Article I of this Agreement.

(h)                                 Notwithstanding any provision of this Agreement to the contrary, except as set forth in this Section 7.3(h), an Indemnified Party may not recover any Losses under Section 7.2(a)(i) unless and until one or more Officer’s Certificates identifying such Losses under Section 7.2(a)(i) in excess of $250,000 in the aggregate (the “Threshold Amount”) has or have been delivered to the Escrow Agent and the Securityholders’ Representative as provided in Section 7.6(a), in which case Parent shall be entitled to recover the aggregate amount of Losses that exceed the Threshold Amount.  Parent shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to any right to recover Losses (A) pursuant to fraud in connection with this Agreement, any Related Agreement or any certificates or other instruments delivered by or on behalf of the Company pursuant to this Agreement or in connection with the transactions contemplated by this Agreement (provided that, in the event of such fraud for purposes of determining the amount of any Loss no effect will be given to any qualification as to “materiality,” a “Company Material Adverse Effect” or “Knowledge” contained therein) or (B) pursuant to Sections 7.2(a)(ii) through 7.2(a)(xii), inclusive.

(i)                                     Except to the extent that the Losses (i) in connection with any fraud in connection with this Agreement, any Related Agreement or any certificate or other instrument delivered pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement (in which case, recovery of such Losses may, at the discretion of an Indemnified Party, also be pursued directly against an Indemnifying Party), (ii) relate to the matters set forth in Section 7.2(a)(ii) through 7.2(a)(xii), or (iii) as otherwise provided in Section 7.3, claims by an Indemnified Party for Losses pursuant to this Agreement shall be satisfied solely from the Escrow Fund.  Other than with respect to Losses in connection with any fraud in connection with this Agreement, any Related Agreement or any certificate or other instrument delivered pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, the Indemnified Party shall first seek recovery for Losses pursuant to this Agreement from the Escrow Fund prior to seeking recovery from any Indemnifying Party directly.

7.4                                 Exclusive Remedy.  Except for any claims or causes of actions under applicable law arising out of fraud in connection with this Agreement, any Related Agreement or any certificate or other instrument delivered pursuant to this Agreement or the transactions contemplated hereby, if the Merger is consummated, the indemnification remedies set forth in this Article VII shall be the exclusive remedy of any Indemnified Party for any breach by the Company of this Agreement, any Related Agreement or any certificate or other instrument delivered pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

7.5                                 Escrow Arrangements.

(a)                                  Escrow Fund.  By virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 7.2, at the Effective Time, Parent will deposit with the Escrow Agent the Escrow Amount without any action of or by the Indemnifying Parties.  Such deposit of the Escrow Amount will constitute the establishment of an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein.  The Escrow Fund shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII.  The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and any such later execution, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.  Any interest accruing on the Escrow Amount shall be held in the Escrow Fund and be available to cover claims for Losses until distributed upon termination of the Escrow Fund.  Any such interest shall be distributed to Parent (to the extent earned or paid with respect to cash in the Escrow Fund distributed to Parent to cover Losses pursuant to this Article VII or pro rata to the Indemnifying Parties (to the extent earned or paid with respect to cash ultimately distributed to such Indemnifying Parties upon termination of the Escrow Fund), such that any interest earned on any cash in the Escrow Fund generally follows the ultimate recipient of the cash on which such interest was earned.  The Escrow Fund shall be invested in a U.S. Bank money market account, as more fully described in the attached Exhibit J.

(b)                                 Escrow Period; Release upon Termination of Escrow Period.  Subject to the following requirements and subject to the early release provisions set forth in Section 7.5(c) below, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m. (California time) on the date that is 10 days after the 18-month anniversary of the Effective Time (the “Escrow Period”), and the Escrow Agent shall release the remaining amounts in the Escrow Fund, if any, to the Indemnifying Parties in proportion to their respective Pro Rata Portions following such termination; provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Officer’s Certificate (“Unresolved Claims”) delivered to the Escrow Agent and the Securityholders’ Representative (or the Indemnifying Party(s) in the event that indemnification is being sought hereunder directly from such Indemnifying Party(s)) prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Survival Date, and any such amount shall not be released to the Indemnifying Parties at such time and shall continue to be held by the Escrow Agent.  As soon as all such Unresolved Claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund, if any, not required to satisfy such Unresolved Claims.

(c)                                  Tax Reporting Information and Certification of Tax Identification Numbers.

(i)                                                       The parties hereto agree that, for Tax reporting purposes, Parent shall be treated as the owner of any cash in the Escrow Fund, and all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this agreement shall be treated for tax purposes as earned by Parent until the Escrow Fund is distributed in accordance with this Agreement.  The Escrow Agent is hereby directed to pay to Parent out of the Escrow Fund, as soon as reasonably practicable following the reporting of any such income to Parent, a distribution equal to 40% of the amount of such net income reported to Parent.  Upon the release of the cash in the escrow fund, a portion of any cash distributed to the Indemnifying Parties shall be treated as interest under the imputed interest rules of the Code.

(ii)                                                    The parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or original Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent upon the execution and delivery of this Agreement.

(d)                                 Escrow Agent’s Duties.

(i)                                                       The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and as set forth in any additional written escrow instructions that the Escrow Agent may receive after the date of this Agreement that are signed by a senior officer of Parent and the Securityholders’ Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties.  The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii)                                                    The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, awards of arbitrators and written instructions of Parent and the Securityholders’

Representative.  In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or instructions, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii)                                                 The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv)                                                The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v)                                                   In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent.  The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority.  In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by the Escrow Agent in good faith in accordance with the advice of counsel.  The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi)                                                If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding such controversy.  The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, notwithstanding anything to the contrary in this Agreement.  In such event, the Escrow Agent will not be liable for damages.  Furthermore, the Escrow Agent may at its option file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves.  The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Fund, except for all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid by Parent and 50% to be paid by the Indemnifying Parties on the basis of the Indemnifying Parties’ respective Pro Rata Portions; provided, however, that in the event any Indemnifying Party fails to timely pay his or her Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Indemnifying Party’s Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed an Agreed-Upon Loss) from such Indemnifying Party’s Pro Rata Portion of the Escrow Fund.  Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii)                                             The parties and their respective successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, counsel fees (including allocated costs of in-house counsel) and disbursements that may be imposed on Escrow Agent or incurred by

Escrow Agent in connection with the performance of the Escrow Agent’s duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Parent and 50% to be paid by the Indemnifying Parties on the basis of the Indemnifying Parties’ respective Pro Rata Portions; provided, however, that in the event any Indemnifying Party fails to timely pay his or her Pro Rata Portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Indemnifying Party’s Pro Rata Portion of the Agent Indemnification Expenses and recover an equal amount (which shall be deemed an Agreed-Upon Loss) from such Indemnifying Party’s Pro Rata Portion of the Escrow Fund.

(viii)                                          The Escrow Agent may resign at any time upon giving at least 30 days written notice to Parent and the Securityholders’ Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Securityholders’ Representative shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within 30 days after receiving such notice.  If Parent and the Securityholders’ Representative fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California.  The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent.  Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(e)                                  Fees.  All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent.  It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement.  In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by a senior officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees (including allocated costs of in-house counsel) and expenses occasioned by such default, delay, controversy or litigation.

(f)                                    Successor Escrow Agents.  Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

7.6                                 Claims for Indemnification.

(a)                                  Claims for Indemnification.

(i)                                                       Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of an Officer’s Certificate, the Escrow Agent shall, subject to the provisions of Section 7.6(b) and Section 7.6(c), deliver to Parent, as promptly as practicable, an amount of cash equal to such Losses.  The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim

Date” of such Officer’s Certificate (and the claims for indemnification contained therein).  For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by a senior officer of Parent (A) stating that an Indemnified Party has paid, sustained, incurred or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue, any amount of Losses; and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred or properly accrued, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation or breach of warranty or covenant to which such item is related.

(ii)                                                    In the event that an Indemnified Party pursues a claim directly against any Indemnifying Party(s) or any other Person, subject to the provisions of Section 7.3, Section 7.3(i), Section 7.5(b), and Section 7.6(c), each Person from whom indemnification is sought shall promptly, and in no event later than 30 days after delivery of an Officer’s Certificate to each such Indemnifying Party, make payment by wire transfer of immediately available funds to the Indemnified Party an amount of cash equal to the amount of the Loss.

(b)                                 Objections to Claims.

(i)                                                       The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VII.  At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered by the Indemnified Party to the Securityholders’ Representative (and the Indemnifying Party, if applicable) and for a period of 30 days after the Claim Date, the Escrow Agent shall make no delivery to Parent of any portion of the Escrow Fund pursuant to Section 7.6 (other than Agreed-Upon Losses as described below) unless the Escrow Agent shall have received written authorization from the Securityholders’ Representative to make such delivery.  After the expiration of such 30 day period, the Escrow Agent shall make delivery of cash from the Escrow Fund equal to the amount of Losses claimed in the Officer’s Certificate, provided that no such payment or delivery may be made if the Securityholders’ Representative shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”), provided further that, to be effective, such Objection Notice must (A) be delivered to the Indemnified Party and the Escrow Agent prior to 5:00 p.m. (California time) on the 30th day following the Claim Date of such Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (B) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.  Notwithstanding the foregoing, the Securityholders’ Representative hereby waives the right to object to any claims against the Escrow Fund in respect of any Agreed-Upon Loss.  The Securityholders’ Representative hereby authorizes the Escrow Agent to deliver cash from the Escrow Fund equal to the amount of Losses claimed in any Officer’s Certificate in respect of any Agreed-Upon Loss upon receipt of such Officer’s Certificate without regard to the 30-day period set forth in this Section 7.6(b).

(ii)                                                    If the Securityholders’ Representative (or the Indemnifying Party(s), in the event that indemnification is being sought hereunder directly from such Indemnifying Party(s)) does not object in writing (as provided in Section 7.6(b)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to object shall be an irrevocable acknowledgment by the Securityholders’ Representative and the Indemnifying Party(s) that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established).

(c)                                  Resolution of Conflicts.

(i)                                                       In the event that the Securityholders’ Representative delivers an Objection Notice in accordance with Section 7.6(b) (other than in connection with Agreed-Upon Losses for which the Securityholders’ Representative has waived the right to object), the Securityholders’ Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each such claim.  If the Securityholders’ Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(ii)                                                    If no such agreement can be reached after good faith negotiation and prior to 30 days after delivery of an Objection Notice, either Parent or the Securityholders’ Representative may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Securityholders’ Representative.  In the event that, within 30 days after submission of any dispute to arbitration, Parent and the Securityholders’ Representative cannot mutually agree on one arbitrator, then, within 15 days after the end of such 30 day period, Parent and the Securityholders’ Representative shall each select one arbitrator.  The two arbitrators so selected shall select a third arbitrator.  If the Securityholders’ Representative fails to select an arbitrator during such 15 day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Parent.

(iii)                                                 Any such arbitration shall be held in New York, New York, under the Arbitration Rules and Procedures of JAMS/Endispute (“JAMS”).  The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of JAMS.  The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement and the Indemnifying Parties.  Such decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order.  Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.

(iv)                                                Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  Except as set forth in Section 7.6(c)(v), the forgoing arbitration provision shall apply to any dispute among the Indemnifying Parties and the Indemnified Parties under this Article

VII, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VII.

(v)                                                   This Section 7.6(c) shall not apply to claims against the Escrow Fund made in respect of (A) any Dissenting Unit Payments, (B) any Excess Transaction Expenses, if any, and (C) any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 7.5(d) (each of (A), (B), and (C), an “Agreed-Upon Loss”).  Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 7.6(b).

(d)                                 Third-Party Claims.  In the event that Parent becomes aware of a third party claim (other than a claim that is the subject of an Agreed-Upon Loss) (a “Third-Party Claim”) that Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VII, Parent shall notify the Securityholders’ Representative of such claim, and the Securityholders’ Representative shall be entitled, on behalf of the Indemnifying Parties, at their expense, to participate in, but not to determine or conduct, the defense of such Third-Party Claim.  Parent shall act in good faith and will consult as reasonable with the Securityholder’s Representative and deliver, or cause to be delivered, to the Securityholders’ Representative copies of all material correspondence, pleadings, motions, briefs, or appeals relating to or submitted in connection with the defense of any such Third Party Claim, and notices of any hearing or other court proceeding relating to such Third Party Claim in each case to the extent that receipt of such documents or consultation does not affect any privilege relating to any Indemnified Party and to the extent reasonably practicable.  Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Securityholders’ Representative, no settlement of any such Third-Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter.  In the event that the Securityholders’ Representative has consented to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this Article VII to the amount of any Third-Party Claim by Parent against the Escrow Fund, or against the Indemnifying Parties directly, as the case may be, with respect to such settlement.  If there is a Third-Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued by the Indemnified Parties in defense or settlement of such Third-Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder.  Notwithstanding anything in this Agreement to the contrary, this Section 7.6(d) shall not apply to any Third-Party Claim that is the subject of an Agreed-Upon Loss.

7.7                                 Securityholders’ Representative.

(a)                                  By virtue of the approval of the Merger and this Agreement by the Indemnifying Parties and/or entering into a Joinder Agreement, each of the Indemnifying Parties shall be deemed to have agreed to appoint Reed Colley as its agent and attorney-in-fact as the Securityholders’ Representative for and on behalf of the Indemnifying Parties to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing, or (ii) specifically mandated by the terms of this Agreement.  Such agency may be changed by the Indemnifying Parties from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Securityholders’ Representative may not be removed or any change to the agency made unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent or such change.  Notwithstanding the foregoing, a vacancy in the position of Securityholders’ Representative may be filled by the holders of two-thirds in interest of the Escrow Fund.  No bond shall be required of the Securityholders’ Representative, and the Securityholders’ Representative shall not receive any compensation for its services.  Notices or communications to or from the Securityholders’ Representative shall constitute notice to or from the Indemnifying Parties.

(b)                                 The Securityholders’ Representative shall not be liable for any act done or omitted hereunder as Securityholders’ Representative while acting in good faith and in the exercise of reasonable judgment.  The Indemnifying Parties on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Securityholders’ Representative and hold the Securityholders’ Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Securityholders’ Representative and arising out of or in connection with the acceptance or administration of the Securityholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholders’ Representative (“Securityholders’ Representative Expenses”).  Following the termination of the Escrow Period, the resolution of all Unresolved Claims and the satisfaction of all claims made by Indemnified Parties for Losses, the Securityholders’ Representative shall have the right to recover Securityholders’ Representative Expenses from the Escrow Fund prior to any distribution to the Indemnifying Parties, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Securityholders’ Representative Expenses actually incurred.  A decision, act, consent or instruction of the Securityholders’ Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 8.3 and Section 8.4, shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholders’ Representative as being the decision, act, consent or instruction of the Indemnifying Parties.  The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholders’ Representative.

7.8                                 Expense Escrow Account.  At the Effective Time, Parent will deposit the Expense Escrow Amount into an escrow account (the “Expense Escrow Account”) maintained by an escrow agent determined by the Securityholders’ Representative without any act of the Securityholders or the Bonus Plan Employees.  Such Expense Escrow Account shall be governed by an escrow agreement (the “Expense Escrow Agreement”) to be executed by the Securityholders’ Representative and an escrow agent selected by the Securityholders’ Representative (the “Expense Escrow Agent”).  The Securityholders’ Representative may use the funds in the Expense Escrow Account to pay any expenses incurred by the Securityholders’ Representative in accordance with, and pursuant to the provisions of this Agreement (including, without limitation, any out of pocket expenses incurred as the Securityholders’ Representative (whether in respect of indemnification claims, the defense thereof or otherwise)).  Any portion of the Expense Escrow Amount remaining after payment of all of the Securityholders’ Representative’s expenses following the resolution of all indemnification claims under this Article VII and/or the determination by the Securityholders’ Representative that such funds or a portion thereof are no longer necessary in connection with indemnification claims that may be brought hereunder, shall be distributed to the Securityholders and Bonus Plan Employees subject to the Expense Escrow Account entitled to on a pro rata basis (based on their Pro Rata Portion); provided, however, that at any time, and from time to time, in the sole discretion of the Securityholders’ Representative, any or all of the Expense Escrow Amount may be earlier distributed to the applicable Securityholders and Bonus Plan Employees.  All matters relating to the Expense Escrow Account, to the extent not referred to in this Agreement, shall be governed by the Expense Escrow Agreement, provided, however, that in the event of any conflict between the terms of this Agreement and the Expense Escrow Agreement, the terms of this Agreement shall be controlling.  The Expense Escrow Account shall not be used for any purposes other than as set forth in this Section 7.8 and shall not be available to Parent or any Person to satisfy any claims hereunder.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1                                 Termination.  Subject to Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a)                                  by mutual written agreement of the Company and Parent;

(b)                                 by written notice of Parent to the Company if, within twenty-four hours after the execution and delivery of this Agreement by the Company, the Company shall not have obtained and delivered to Parent (i) the executed Member Written Consents for each Company Support Member and (ii) Joinder Agreements executed by each Company Support Member executing the Member Written Consents.

(c)                                  by written notice of Parent or the Company to the other parties if the Closing Date shall not have occurred by July 13, 2011; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(d)                                 by written notice of Parent to the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, statute, rule, regulation, decree, injunction, Order or other legal restraint that is in effect and that has the effect of making the Merger illegal;

(e)                                  by written notice of Parent to the Company if there shall be any action taken, or any Law, statute, rule, regulation or Order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would constitute an Action of Divestiture;

(f)                                    by written notice of Parent to the Company if (i) Parent is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach has not been cured within 20 days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach that by its nature cannot be cured; or (ii) a Company Material Adverse Effect has occurred following the date of this Agreement; or

(g)                                 by written notice of the Company to Parent if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) would not be satisfied and such breach has not been cured within 20 days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

8.2                                 Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or its respective officers, directors, managers or Unitholders or Optionholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement prior to its termination; and provided further that the provisions of Sections 4.2(c), 5.5, 5.6, 5.10(e) and 7.3(c), Article IX and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.3                                 Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.  For purposes of this Section 8.3, the Indemnifying Parties agree that any amendment of this Agreement signed by the Securityholders’ Representative shall be binding upon and effective against the Indemnifying Parties whether or not they have signed such amendment.

8.4                                 Extension; Waiver.  At any time prior to the Closing, Parent, on the one hand, and the Company and the Securityholders’ Representative, on the other hand, may, to the extent legally permissible, (a) extend the time for the performance of any of the obligations of the other party hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  For purposes of this Section 8.4, the Indemnifying Parties agree that any extension or waiver signed by the Securityholders’ Representative shall be binding upon and effective against all Indemnifying Parties whether or not they have signed such extension or waiver.

ARTICLE IX

GENERAL PROVISIONS

9.1                                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent by fax (with acknowledgment of complete transmission) to the parties at the following addresses (it being understood that notices sent by mail will not be deemed given until received):

(a)                                  if to Parent or Merger Sub, to:

Randall Cook

Advent Software, Inc.

600 Townsend Street

San Francisco, CA 94103

Telephone: (415) 645-1173

Facsimile: (415) 556-0626

E-mail address: rcook@advent.com

James Cox

Advent Software, Inc.

600 Townsend Street

San Francisco, CA 94103

Telephone: (415) 645-1302

Facsimile: (415) 556-0626

E-mail address: jcox@advent.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention:  Mark A. Bertelsen
Facsimile No.:  (650) 493-6811

(b)                                 if to the Company (prior to the Effective Time), to:

Reed Colley, Chief Executive Officer

Black Diamond Performance Reporting, LLC
10151 Deerwood Park Boulevard

Building 400, Suite 300

Jacksonville, Florida 32256
Telephone:  (904) 241-2444
Facsimile No.:  (904) 241-4474

E-mail address: rcolley@blackdiamondreporting.com

Christopher L. Haley, Chief Financial Officer and General Counsel

Black Diamond Performance Reporting, LLC
10151 Deerwood Park Boulevard

Building 400, Suite 300

Jacksonville, Florida 32256
Telephone:  (904) 241-2444
Facsimile No.:  (904) 241-4474

E-mail address: chaley@blackdiamondreporting.com

with a copy (which shall not constitute notice) to:

Seyfarth Shaw LLP
620 Eighth Avenue
New York, New York 10018-1405
Attention:  Charles M. Modlin
Facsimile No.:  (212) 218-5526

if to the Securityholders’ Representative, to:

Reed Colley, c/o Black Diamond Performance Reporting, LLC
10151 Deerwood Park Boulevard

Building 400, Suite 300

Jacksonville, Florida 32256
Telephone:  (904) 241-2444
Facsimile No.:  (904) 241-4474

E-mail address: rcolley@blackdiamondreporting.com

(c)                                  if to the Escrow Agent, to:

U.S. Bank National Association
One California Street, Suite 1000
San Francisco, California 94111
Attention:  Shelia K. Soares
Facsimile No.:  (415) 273-4590

9.2                                 Interpretation; Rules of Construction.

(a)                                  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(b)                                 When a reference is made in this Agreement to a Schedule or an Exhibit, such reference shall be to a Schedule or an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.  The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement,

(c)                                  The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)                                 Article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(e)                                  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f)                                    All references in this Agreement to the subsidiaries of a legal entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(g)                                 Documents or other information and materials shall be deemed to have been “made available” by the Company if and only if the Company has posted such documents and information and other materials to a virtual data room managed by the Company at [•] at least three Business Days prior to the execution and delivery of this Agreement by the parties hereto.

(h)                                 A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(i)                                     A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(j)                                     References to “$” and “Dollars” are to U.S. dollars.

(k)                                  No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or any such Exhibit or Schedule.

(l)                                     The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document

9.3                                 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

9.4                                 Entire Agreement; Assignment.  This Agreement, including the Disclosure Schedule (and all exhibits and schedules thereto) and all Exhibits and Schedules to this Agreement, and all other agreements referred to herein is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Disclosure Schedule, Exhibits or such other agreements and this Agreement, including such Disclosure Schedule, Exhibits and such other agreements supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.  No party is relying on any information, representation or warranty other than those set forth in this Agreement and the Exhibits and Schedules to this Agreement, and all other agreements referred to herein.

9.5                                 Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6                                 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity and the parties hereby agree to waive any requirements for posting a bond in connection with any such action.

9.7                                 Other Remedies.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.8                                 No Third Party Beneficiaries.  This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, nor create any right, claim or remedy of any nature whatsoever, including any rights of employment for any specified period and/or any employee benefits in favor of any Person, union, association, Continuing Employee, other employee or former employee, contractor or other entity, other than the parties hereto and their respective successors and permitted assigns.

9.9                                 Governing Law; Exclusive Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  Subject to Section 7.6(c), each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within San Francisco County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.  Subject to Section 7.6(c), each party agrees not to commence any legal proceedings related hereto except in such courts.  The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

9.10                           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.11                           USA Patriot Act Compliance.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each Person who opens an account.  For a non-individual Person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity.  The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.  The parties each agree to provide all such information and documentation as to themselves as requested by the Escrow Agent to ensure compliance with federal law.

[Execution page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Securityholders’ Representative and the Escrow Agent have caused this Agreement to be signed as of the date first written above.

ADVENT SOFTWARE, INC.

By:	/s/ James S. Cox
Name:	James S. Cox
Title:	Chief Financial Officer

BIRDIE ACQUISITION LLC

By:	/s/ James S. Cox
Name:	James S. Cox
Title:	Chief Financial Officer

BLACK DIAMOND PERFORMANCE REPORTING, LLC

By:	/s/ Reed Colley
Name:	Reed Colley
Title:	Chief Executive Officer

SECURITYHOLDERS’ REPRESENTATIVE

/s/ Reed Colley
Reed Colley

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Sheila K. Soares
Name:	Sheila K. Soares
Title:	Vice President

Signature Page to Agreement and Plan of Merger